EXHIBIT 10.1

CREDIT AND GUARANTY AGREEMENT

dated as of December 23, 2009

among

GXS WORLDWIDE, INC.,
as Borrower;

  CERTAIN SUBSIDIARIES OF GXS WORLDWIDE, INC.,
as Guarantors;

VARIOUS LENDERS;

WELLS FARGO FOOTHILL, INC.
BARCLAYS CAPITAL,
J.P. MORGAN SECURITIES INC.,
and
CITIGROUP GLOBAL MARKETS INC.
as Joint Lead Arrangers and Joint Bookrunners;

BARCLAYS CAPITAL
and
J.P. MORGAN SECURITIES INC.
as Co-Syndication Agents;

CITIGROUP GLOBAL MARKETS INC.
as Documentation Agent;

and

WELLS FARGO FOOTHILL, INC.,
as Administrative Agent

________________________________________________________

$50,000,000 Senior Secured Revolving Credit Facility
________________________________________________________

TABLE OF CONTENTS

i

Section 6.11	Conduct of Business	102
Section 6.12	Amendments or Waivers of Organizational Documents, Related Documents, Material Contracts and Certain Indebtedness	102
Section 6.13	Fiscal Year	102
Section 6.14	Escrow Account	102

SCHEDULES:	1.01(a)	Revolving Commitments
	1.01(b)	Notice Addresses
	1.01(c)	Existing L/Cs
	1.01(d)	Guarantors
	1.01(e)	Material Foreign Subsidiaries
	3.01	Closing Date Mortgaged Property
	4.01	Organizational and Capital Structure
	4.02	Equity Interests and Ownership
	4.12	Real Estate Assets
	4.15	Material Contracts
	5.13	Post-Closing Obligations
	6.01	Existing Indebtedness
	6.02	Existing Liens
	6.03	Existing Negative Pledges
	6.04	Existing Investments
	6.06	Existing Restricted Payments
	6.07	Transactions With Affiliates

EXHIBITS:	A-1	Borrowing Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B	Revolving Loan Note
	C	Compliance Certificate
	D	[Reserved]
	E	Assignment Agreement
	F	Certificate re Non-Bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement
	J	Mortgage
	K	Landlord Waiver and Consent Agreement
	L	Intercompany Note

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of December 23, 2009, is entered into by and among GXS WORLDWIDE, INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER, as Guarantors, the Lenders party hereto from time to time, WELLS FARGO FOOTHILL, INC. (“Wells Fargo”), as Administrative Agent (together with its permitted successors in such capacity, the
“Administrative Agent”) and WILMINGTON TRUST FSB as Collateral Trustee (together with its permitted successors in such capacity, the “Collateral Trustee”), WELLS FARGO FOOTHILL, INC., BARCLAYS CAPITAL, the investment banking division of Barclays Bank PLC (“Barclays Capital”), J.P. MORGAN SECURITIES INC. (“JPMorgan”) and CITIGROUP GLOBAL MARKETS INC. (“Citi”), as Joint Lead Arrangers and Joint Bookrunners, BARCLAYS CAPITAL, the investment banking division of Barclays Bank PLC and J.P. MORGAN SECURITIES INC., as Co-Syndication Agents, and CITIGROUP GLOBAL MARKETS INC., as Documentation Agent.

RECITALS:

WHEREAS, capitalized terms used in these Recitals have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, the Lenders have agreed to extend to the Borrower a revolving credit facility in an aggregate principal amount of up to $50,000,000 of Revolving Commitments, the proceeds of which shall be used for working capital and general corporate purposes of the Borrower and its Subsidiaries, including Permitted Acquisitions;

WHEREAS, the Borrower has agreed to secure all of the Secured Obligations by granting to the Collateral Trustee, for the benefit of the Beneficiaries, a First Priority Lien on substantially all of its assets, including a pledge of all of the Equity Interests of each of its Domestic Subsidiaries and 65.0% of all of the voting Equity Interests of each of its first-tier Material Foreign Subsidiaries; and

WHEREAS, the Guarantors have agreed to guarantee the Secured Obligations and to secure the Secured Obligations by granting to the Collateral Trustee, for the benefit of the Beneficiaries, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective Domestic Subsidiaries and 65.0% of all of the voting Equity Interests of each of their respective first-tier Material Foreign Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquired Indebtedness” means any Indebtedness not incurred in anticipation of a Permitted Acquisition but acquired or otherwise assumed by a Loan Party or a Subsidiary of a Loan Party as a result of such Permitted Acquisition

“Acquisition Agreement” means the Agreement and Plan of Merger, dated as of December 7, 2009, among GXS Holdings, Inc., a Delaware corporation, Inovis International, Inc., a Delaware corporation, Grirus Holding Company, Inc., a Delaware corporation, Greyhound Merger Sub, Inc., a Delaware corporation, Iris Merger Sub, Inc., a Delaware corporation, and CCG Investment Fund, L.P., a Delaware limited partnership, and Cerberus Institutional Partners, L.P., a Delaware limited partnership, as the Iris stockholder representatives.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the greater of (I) 2.00% per annum and (II) the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1.00%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or
(b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the offered quotation rate to first class banks in the London interbank market by the Administrative Agent for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (x) one minus (y) the Applicable Reserve Requirement.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries or any Property of the Borrower or any of its Subsidiaries.

“Affected Lender” has the meaning set forth in Section 2.18(b).

“Affected Loans” has the meaning set forth in Section 2.18(b).

“Affiliate” of any Person means any other Person (i) for the purposes of Section 6.07 only, possessing, directly or indirectly, the power to vote 10.00% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) which, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; “control” and “controlling” shall have meanings correlative thereto.

“Agent” means each of the Administrative Agent, the Co-Syndication Agents and the Documentation Agent.

“Agent Affiliates” has the meaning set forth in Section 10.01(b).

“Aggregate Amounts Due” has the meaning set forth in Section 2.17.

“Aggregate Payments” has the meaning set forth in Section 7.02.

“Agreement” means this Credit and Guaranty Agreement, dated as of December 23, 2009, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin” means (i) with respect to Eurodollar Rate Loans, 5.50% per annum, and (ii) with respect to Base Rate Loans, 4.50% per annum.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to
(i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Revolving Loan is to be determined, or
(ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, the Collateral Trustee or to Lenders by means of electronic communications pursuant to Section 10.01(b).

“Arrangers ” means Wells Fargo, Barclays Capital, JPMorgan and Citi in their capacity as lead arrangers under the Commitment Letter.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by the Administrative Agent.

“Assignment Effective Date” has the meaning set forth in Section 10.06(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer, controller, treasurer or assistant treasurer.

“Available Revolving Commitment” means (i) prior to the earlier of the consummation of the Specified Acquisition and the date that is six months after the Closing Date, the lesser of (x) the amount of the Revolving Commitments then in effect and (y) $35,000,000 and (ii) thereafter, the amount of the Revolving Commitments then in effect.

“Banking Product Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any treasury, depository and cash management services and automated, clearing house transfers of funds services provided by a Lender or any of its Affiliates, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith, in each case designated by the Borrower as “Banking Product Obligations” from time to time by written notice to the Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bank-ruptcy,” as now and hereafter in effect, or any successor statute.

“Barclays Capital” has the meaning specified in the preamble hereto.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00%, and (iii) 3.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Revolving Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means the Administrative Agent, the Collateral Trustee, Issuing Bank, the Underlying Issuer the Lenders and the Lender Counterparties.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing Notice” means a notice substantially in the form of Exhibit A-1.

“Brookpark Property” means the real property located at 5347 West 161st Street, Brook Park, Ohio 44142 and owned by GXS, Inc.

“Business Acquisition” has the meaning assigned to such term in the definition of Permitted Acquisition.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “ Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“ Capital Lease Obligation” means, at any time of determination, the amount of the liabilities in respect of a Capital Lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Cash” means money, currency or a credit balance in any demand or Deposit
Account.

“Certificate re Non-Bank Status” means a certificate substantially in the form of
Exhibit F.

“Change in Tax Law” means, with respect to the Administrative Agent, the Issuing Bank and any Lender, any change in treaty, law, regulation, Revenue Ruling, Revenue Procedure or Notice in respect of Tax, in each case, that occurred after such Person became a party to this Agreement; provided, however, that Change in Tax Law shall not include any provision of a statute (and any regulations thereunder or any Revenue Ruling, Revenue Procedure or Notice relating thereto) that is based on or substantially similar to the provisions in

H.R. 4213, Tax Extenders Act of 2009, as passed by the House of Representatives on December 9, 2009.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Principal or Related Party of a Principal;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), other than the Principals and their Related Parties as a Permitted Group, becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares; provided that this clause (2) will not apply to the acquisition of the Borrower by one or more direct or indirect holding companies with no other material assets or operations, the voting Stock of which is beneficially owned, immediately after such acquisition, by the Persons who beneficially owned the Voting Stock of the Borrower immediately prior to such acquisition (and in substantially the same proportions);

(3) Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Borrower, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Borrower or such other Person is converted into or exchanged for cash, securities or other Property, other than any such transaction where the Voting Stock of Holdings or Borrower outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction);

(4) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors; or

(5) the first day on which Borrower ceases to own, directly or indirectly, 100% of the outstanding Equity Interests of GXS, Inc.

“Citi” has the meaning set forth in the introductory paragraph.

“Closing Date” means the date on which the conditions set forth in Section 3.01 are fulfilled by the Loan Parties or waived by the Administrative Agent.

“ Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Closing Date Hedge” means the interest rate swap transaction dated as of May 2, 2008 between Societe Generale, New York Branch (“SGNY”) and the Borrower (SGNY Ref # DFP0819669), as novated from SGNY, as the transferor, to Rabo Capital Services, Inc., as the transferee, on December 23, 2009 (as amended, modified or supplemented from time to time). For the avoidance of doubt: it is the intention of the parties hereto, and the parties hereto hereby agree, that the obligations of the Loan Parties with respect to the Closing Date Hedge will be secured by the Liens on the Collateral under the Security Documents, and that such obligations shall constitute “Secured Obligations” hereunder and in the other Loan Documents.

“Closing Date Mortgaged Property” has the meaning set forth in Section 3.01(i).

“Co-Syndication Agents” means Barclays Capital and JPMorgan, together with their permitted successors in such capacity.

“Collateral” means, collectively, all of the real, personal and mixed Property (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Trustee” has the meaning specified in the preamble hereto.

“Collateral Trust Agreement” means the Collateral Trust Agreement by and among Wilmington Trust FSB, as Collateral Trustee, the Administrative Agent, the trustee pursuant to the Senior Notes Documents and other Persons party thereto from time to time.

“Commitment Letter” means the letter among the Arrangers and the Borrower dated December 11, 2009.

“ Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period and with respect to any Person, Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

1. provision for taxes based on income or profits of the Borrower and its Restricted Subsidiaries;

2.  Consolidated Interest Expense;

3.  depreciation expense of the Borrower and its Restricted Subsidiaries;

4. amortization expense (including amortization of goodwill and other intangibles) of the Borrower and its Restricted Subsidiaries;

5. all other non-cash expenses, charges or losses of the Borrower and its Restricted Subsidiaries for such period (including, but not limited to, any such expenses, charges or losses in connection with minority interests in joint ventures and in connection with restructuring activities, whether incurred before or after the date of this Indenture), determined on a consolidated basis in accordance with GAAP (excluding any such expense or charge that constitutes an accrual of or a reserve for cash charges for any future period);

6.   all fees described in Section 6.07(vii);

7. restructuring and integration costs relating to severance and plant closings in an aggregate amount no greater than $13 million in any Fiscal Year;

8. payments made and expenses incurred in connection with the termination of GXS, Inc.’s lease and sublease of its global headquarters in Gaithersburg, Maryland in an aggregate amount no greater than $8 million;

9.  any extraordinary, unusual or non-recurring charge or loss;

10. fees and expenses paid in connection with any future debt financing or refinancing or repayment and any future Permitted Acquisition (whether successful or unsuccessful) or disposition of a subsidiary or business unit;

11. any restructuring charges relating to the Specified Acquisition, other than those described in clause 7 above, in an aggregate amount no greater than $17 million;

12. fees and expenses paid in connection with the Transactions and the Specified Acquisition in an aggregate amount not to exceed $65 million;

13. if the Specified Acquisition occurs, the following amounts (in each case, without duplication of amounts previously added pursuant to this clause): (i) for the four Fiscal Quarters period ending on the last day of the Fiscal Quarter in which the closing of the Specified Acquisition occurs, $27 million; (ii) for the Four Fiscal Quarter periods ended with each subsequent Fiscal Quarter-end, the following amounts, sequentially and not cumulatively: $27,300,000, $26,200,000, $23,900,000, $19,400,000, $14,600,000, $8,900,000, $4,500,000, $2,200,000, and $0 thereafter;

14. if the Specified Acquisition does not occur, (i) the amount of any break-up or termination fee paid by the Loan Parties (or paid by Holdings and reimbursed by the Loan Parties) in connection with the termination of the Acquisition Agreement, in an amount up to $16,000,000 (the “Inovis Termination Fee”), and (ii) the amount of any breakage costs paid by the Borrower in connection with the termination of arrangements in connection with the Escrow Account in an aggregate amount not to exceed $2,500,000; and

15. the amount of the fees, in an aggregate amount of up to $1,000,000, paid to GE Capital Markets, Inc. or its Affiliates in connection with the Borrower’s capital raising efforts (the “GE Capital Raising Fees”).

and minus all non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period) and minus any extraordinary, unusual or non-recurring gain increasing Consolidated Net Income of such Person for such period.

“Consolidated Interest Expense” means, for any period and with respect to any Person, the total consolidated interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (excluding (i) any portion of interest not payable in cash during such period (provided that to the extent any such amounts are later payable in cash, Consolidated Interest Expense will be increased by an amount equal to the amount so payable in such later period), (ii) for any day on which there are funds in the Escrow Account, interest on a principal amount of the Senior Notes equal to the amount of funds in the Escrow Account, and (iii) any net amount that would otherwise be included in Consolidated Interest Expense pursuant to the Closing Date Hedge).

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Restricted Subsidiaries before minority interest for such period determined in accordance with GAAP; provided, however, that:

1) any net income of any Person (other than the Borrower) that is not a Restricted Subsidiary will be excluded from such Consolidated Net Income, except that:

(a) subject to the limitations contained in clause (4) below, the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution; and

(b) the Borrower’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income;

2) any net income (or loss) of any Restricted Subsidiary, to the extent that the declaration or payment of dividends, making of loans or similar distributions by such Restricted Subsidiary of that income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders or other holders of its equity, will be excluded from such Consolidated Net Income except that:

(a) subject to the limitations contained in clause (4) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period as a dividend, loan (provided that such loan will be subject to subordination terms providing that no payment will be made with respect to such loans until Release Conditions have been met) and or other distribution to the Borrower or another Restricted Subsidiary that is not subject to any restriction described in this clause (2); and

(b) the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

3)  any gain (or loss) realized upon the sale or other disposition of any asset of the Borrower or its Restricted Subsidiaries that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Equity Interests of any Person will be excluded from such Consolidated Net Income (without regard to abandonments or reserves relating thereto);

4)  any extraordinary gain or loss will be excluded from such Consolidated Net Income;

5) the cumulative effect of a change in accounting principles will be excluded from such Consolidated Net Income;

6) gains or losses due solely to fluctuations in currency values and the related tax effects according to GAAP will be excluded from such Consolidated Net Income;

7) any non-cash deferred tax expense will be excluded from such Consolidated Net Income;

8) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded;

9) any expense or loss arising from any obligation of General Electric or its Affiliates to assume, indemnify or reimburse the Borrower in connection with certain litigation proceedings and other matters under the Recapitalization Agreement will be excluded from such Consolidated Net Income to the extent that any payments required in respect thereof were made by General Electric or its Affiliates (other than the Borrower and its Subsidiaries) or, if initially made by the Borrower or its Subsidiaries, to the extent reimbursed by General Electric or its Affiliates to the Borrower or such Subsidiaries;

10) any fees, expenses and other charges incurred in connection with the offering of the Senior Notes or the closing of the Revolving Credit Agreement shall be excluded;

11) any non-cash impairment charges resulting from the application of FASB ASC 350, Intangibles-Goodwill and Other, and the amortization of intangibles arising pursuant to FASB ASC 805, Business Combinations, shall be excluded; and

12) any non-cash expense realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness) determined on a consolidated basis in accordance with GAAP, excluding for the avoidance of doubt (x) contingent obligations include in clause (h) of the definition of

“Indebtedness”, (y) all obligations pursuant to clause (i) of the definition of “Indebtedness” and (z) Indebtedness permitted by Section 6.01 (i), (j), (k) (to the extent still contingent and has not become a payment obligation), (l), (n) and (o).

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means as of any date or for any period of determination, any member of the Board of Directors of the Borrower who (i) was a member of such Board of Directors on the first day of such period; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” has the meaning set forth in Section 7.02.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“ Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Loan Party pursuant to Section 5.07.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Revolving Loan or the issuing of a Letter of Credit.

“Credit Extension Reallocation Notice” has the meaning set forth in Section 2.22.

“Currency Agreement ” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Revolving Loans of all Lenders (calculated as if all Defaulting Lenders (including such

Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Revolving Loans of such Defaulting Lender.

“Default Rate” has the meaning set forth in Section 2.10.

“Default Period” means, (x) with respect to any Funds Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Revolving Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non pro rata application of any voluntary or mandatory prepayments of the Revolving Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Revolving Commitments, and (iii) the date on which the Borrower, the Administrative Agent and Required Lenders waive all Funding Defaults of such Defaulting Lender in writing; and (y) with respect to any Insolvency Defaulting Lender, the period commencing on the date of the applicable Lender Insolvency Default and ending on the earliest of the following dates: (i) the date on which all Revolving Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date that such Defaulting Lender ceases to hold any portion of the Revolving Loans or Revolving Commitments.

“Defaulted Loan” has the meaning set forth in Section 2.22.

“Defaulting Lender” has the meaning set forth in Section 2.22.

“Deposit Account” has the meaning set forth in the UCC.

“Deposit Account Bank” means a financial institution at which any Loan Party maintains a Deposit Account.

“Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Property or assets of any Loan Party or any of its Subsidiaries.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Revolving Commitment Expiration Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Revolving Commitment Expiration Date, or (c) contains any repurchase obligation which may come into effect prior to the Revolving Commitment Expiration Date; provided, however, that any Equity Interests that would not constitute

Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Revolving Commitment Expiration Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof may not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Documentation Agent” means Citi, together with its permitted successors in such capacity.

“Dollars” and the sign “$” mean the lawful money of the United States of
America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Earn-Outs” means purchase price adjustments, earn-outs and similar obligations incurred in connection with Permitted Acquisitions; provided that with respect to any liability with respect to Earn-Outs that is not then stated or determinable, the amount of such Earn-Out shall be the reasonably anticipated liability in respect thereof as determined by Borrower in good faith based on reasonable assumptions as to the likelihood of any future contingencies, performance measures or other events or conditions that would affect the calculation and payment of such Earn-Out amounts.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, that neither any Loan Party nor any Affiliate thereof or of Principals shall be an Eligible Assignee unless approved by the Administration Agent.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has or could reasonably be expected to have liability, contingent or otherwise, under ERISA.

“Environment” means ambient air, surface water and groundwater (including potable water and navigable water), the land surface or subsurface strata and natural resources.

“Environmental Claim” means any notice of violation, claim, demand, order, directive, cost recovery action or other cause of action or written allegation or accusation by, or on behalf of, any Governmental Authority or any other Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), costs, liabilities, tangible or intangible property damage, natural resource damages, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases) or threatened Release of any Hazardous Materials; (b) exposure to any Hazardous Material; (c) the presence, use, generation, handling, transportation, storage, treatment or disposal of any Hazardous Material; (d)  the violation or alleged violation of any Environmental Law or Environmental Permit; or (e)  any Environmental Liability.

“Environmental Laws” means any and all current or future foreign or domestic, federal, state or local laws (including any common law), statutes, ordinances, orders, rules, regulations, judgments or any other requirements of Governmental Authorities relating to or imposing liability or standards of conduct with respect to (i) environmental matters, (ii) the generation, use, storage, transportation or disposal of, or exposure to, Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any Real Estate Asset.

“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental investigation, remediation and monitoring, administrative oversight costs, fines, penalties or indemnities), of Borrower or any of its Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the Environment.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate ” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former

ERISA Affiliate of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Sections 412 or 430 of the Internal Revenue Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) a determination that any Pension Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA); (iv) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (v) a determination that any Multiemployer Plan is, or is reasonably expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA; (vi) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in material liability to the Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (vii) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (viii) the imposition of material liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (ix) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there could reasonably be expected to be any potential material liability therefor, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of written notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (x) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (xi) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof other than a Multiemployer Plan or the assets thereof, or against the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under

Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xiii) the imposition of a material Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code with respect to any Pension Plan; or (xiv) the occurrence of a non-exempt “prohibited transaction” with respect to which the Borrower or any of its Subsidiaries is a “disqualified person” or a “party of interest” (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, respectively) or which could reasonably be expected to result in material liability to the Borrower or any of its Subsidiaries.

“Escrow Agreement” means the Escrow and Security Agreement entered into on or prior to the Closing Date between Borrower, a Grantor and U.S. Bank National Association, as Escrow Agent and Trustee.

“Eurodollar Rate Loan” means a Revolving Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means any of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Post-Acquisition Asset Sale” has the meaning set forth in the definition of “Permitted Acquisition”.

“Excluded Tax” means, with respect to the Administrative Agent, any Lender or Issuing Bank, any Taxes measured by or imposed upon the net income of such Person and all franchise or similar taxes (including branch profits taxes), in each case imposed by the jurisdiction with which the Administrative Agent, such Lender or Issuing Bank (as the case may be) has any present or former connection, other than the connection arising solely from such Person having executed, delivered or performed its obligations under, or received payments under or enforced, any Loan Document.

“Existing Credit Facilities” means the Existing First Lien Credit Facility and the Existing Second Lien Credit Facility.

“Existing First Lien Credit Facility” means that certain Amended and Restated First Lien Credit Agreement, dated as of October 5, 2007 among the Borrower, the lenders signatories thereto, Société Génerale, as Administrative Agent, and the other agents party thereto as amended and in effect as of the Closing Date.

“Existing L/Cs” means the letters of credit issued by the Issuing Bank or the Underlying Issuer before the Closing Date and listed in Schedule 1.01(c) hereto.

“Existing Second Lien Credit Facility” means that certain Amended and Restated Second Lien Credit Agreement, dated as of October 5, 2007, among the Borrower, the lenders signatories thereto, Societe Generale, as Administrative Agent, and the other agents party thereto as amended and in effect as of the Closing Date.

“Fair Share” has the meaning set forth in Section 7.02.

“Fair Share Contribution Amount” has the meaning set forth in Section 7.02.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain fee letter, dated as of even date with this Agreement, between the Borrower and the Administrative Agent.

“Financial Covenants” means the covenants set forth in Section 6.09.

“Financial Officer” means chief financial officer, principal accounting officer, treasurer, controller or assistant treasurer.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” has the meaning set forth in Section 5.01(h).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31st of each calendar year.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster

Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Subsidiary” means any Subsidiary of Borrower that is or becomes organized under the laws of a Non-U.S. Jurisdiction.

“Funding Default” has the meaning set forth in Section 2.22.

“Funding Guarantors” has the meaning set forth in Section 7.02.

“Funds Defaulting Lender” has the meaning set forth in Section 2.22.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof consistently applied.

“GE Capital Raising Fees” has the meaning set forth in the definition of Consolidated Adjusted EBITDA.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, certification, registration, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” has the meaning specified in the Pledge and Security Agreement.

“Guarantee ” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to a “synthetic lease”), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of the obligation under any Guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (including principal, interest and fees) and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith.

“Guaranteed Obligations” has the meaning set forth in Section 7.01.

“Guarantor” means each Restricted Subsidiary of the Borrower listed on Schedule 1.01(d) and each other Restricted Subsidiary of the Borrower that shall be required to become a guarantor pursuant to Section 5.07.

“Guaranty” means the guaranty of each Guarantor set forth in ARTICLE VII.

“Hazardous Materials” means any pollutant, contaminant, chemical, waste, material or substance, exposure to which Release of which either: (i) is prohibited, limited or regulated by any Governmental Authority; (ii) may or could pose a hazard to human health and safety or to the indoor or outdoor environment or (iii) may otherwise give rise to liability under any environmental, health or safety law or regulation, including petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, polychlorinated biphenyls (“PCBs”) and toxic mold.

“Hedge Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in the interest rate, currency values or commodity prices.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of the Borrower and its Subsidiaries for the 2007 and 2008 Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of the Borrower and its Subsidiaries as of the Fiscal Quarter ended September 30, 2009, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the nine-month period ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Holdings” means GXS Holdings, Inc., a Delaware corporation.

“Impermissible Qualification” means, relative to the opinion or certification of any independent registered accounting firm as to any financial statement of Borrower, any qualification or exception to such opinion or certification:

(a)  which is of a “going concern” or similar nature; or

(b)  which relates to the limited scope of examination of matters relevant to such financial statement.

“Increased-Cost Lender” has the meaning set forth in Section 2.23.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or in respect to deposits or advances, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable and accrued obligations incurred in the ordinary course of business; (e) all Indebtedness, (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (the amount of such Indebtedness being deemed to be the lesser of the fair market value of such Property and the amount of such Indebtedness); (f) all Guarantees by such Person of Indebtedness of others; (g) all Capital Lease Obligations; (h) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations in respect of letters of credit issued in respect of obligations of such Person to pay the deferred and unpaid purchase price of Property or services that do not constitute Indebtedness under clause (d) above) and (i) all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other necessary response action related to the Release or presence of any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such

Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee (whether brought by any Loan Party, any of their respective Affiliates or any other Person), in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the Commitment Letter (and any related fee letter) delivered by any Agent or any Lender to the Borrower or Principal or any affiliate thereof with respect to the transactions contemplated by this Agreement (it being understood that the indemnification set forth in the Commitment Letter is replaced by the indemnification provisions set forth herein); (iii) any Environmental Claim relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries; or (iv) any Revolving Loan or the use of proceeds thereof.

“Indemnified Tax” means any Tax other than Excluded Tax.

“Indemnitee” has the meaning set forth in Section 10.03.

“Insolvency Defaulting Lender” has the meaning set forth in Section 2.22.

“Intellectual Property” has the meaning set forth in the Pledge and Security Agreement.

“IP Security Agreements” has the meaning set forth in the Pledge and Security Agreement.

“Inovis Termination Fee” has the meaning set forth in the definition of Consolidated Adjusted EBITDA.

“Intercompany Note” means a promissory note substantially in the form of Exhibit L.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal-Quarter period then ended to (ii) Consolidated Interest Expense for such four-Fiscal-Quarter period.

“Interest Payment Date” means with respect to (i) any Revolving Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the Revolving Commitment Termination Date; and (ii) any Revolving Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Revolving Loan; provided, that in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“ Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two- or three-months (or, if available to all of the Lenders, nine or twelve months), as selected by the Borrower in the applicable Borrowing Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conver-sion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (d) no Interest Period shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes (it being understood that the Closing Date Hedge constitutes an “Interest Rate Agreement”).

“Interest Rate Determination Date” means, (i) with respect to any Interest Period for a Eurodollar Rate Loan, the date that is two (2) Business Days prior to the first day of such Interest Period and (ii) with respect to any Interest Period for a Base Rate Loan, the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” has the meaning assigned to such term in Section 6.04.

“Issuance  Notice”  means  an  Issuance  Notice  substantially  in  the  form  of Exhibit A-3.

“Issuing Bank” means Wells Fargo or any other Lender that, at the request of the Borrower and with the consent of the Administrative Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.04.

“JPMorgan” means J.P. Morgan Securities Inc.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement in such other form as may be approved by the Collateral Trustee, such approval not to be unreasonably withheld or delayed.

“ Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property.

“ Lender” means each financial institution listed on the signature pages hereto as a Lender and the Issuing Bank, and any other Person that becomes a party hereto as a Lender pursuant to an Assignment Agreement.

“Lender Counterparty” means (a) with respect to a Secured Hedge Agreement, (i) each Lender, each Agent and each of their respective Affiliates counterparty to a Secured Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Secured Hedge Agreement, ceases to be an Agent or a Lender, as the case may be) and (ii) each Secured Swap Counterparty and (b) with respect to any Banking Product Obligations, each Lender, each Agent and each of their respective Affiliates to which such Banking Product Obligations are owed (including any Person who is an Agent or Lender (as an Affiliate thereof), as of the Closing Date but subsequently, whether before or after holding such Banking Product Obligations, ceases to be an Agent or Lender, as the case may be).

“Lender Group” means each of the Lenders (including the Issuing Bank) and the Administrative Agent, or any one or more of them.

“Lender Insolvency Default” has the meaning set forth in Section 2.22.

“ Letter of Credit” means a letter of credit issued by Issuing Bank or a letter of credit issued by Underlying Issuer, as the context requires.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to the Administrative Agent, including provisions that specify that the Letter of Credit fee and all fronting fees and usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by the Administrative Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then existing Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the Issuing Bank, or (c) providing the Administrative Agent with a standby letter of credit, in form and substance and from an issuing bank reasonably satisfactory to the Administrative Agent (it being understood that the Letter of Credit fee and all fronting fees and usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Bank or Underlying Issuer pursuant to a Letter of Credit or an Underlying Letter of Credit.

“Letter of Credit Sublimit” means the lesser of (i) $20,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank or the Underlying Issuer and not theretofore reimbursed by or on behalf of the Borrower.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, encumbrance, charge, assignment, hypothec, hypothecation, security interest or encumbrance of any kind in or on such asset including any easement, right of way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset (or any financing lease having substantially the same economic effect as any of the foregoing), (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities and (d) in the case of any investment property or deposit account, any contract or other agreement, express or implied, under which any Person has the right to control such investment property or deposit account.

“Loan Document ” means this Agreement, any documents or agreements executed by the Borrower in favor of the Issuing Bank or the Underlying Issuer, as applicable, relating to the Letters of Credit, the Letters of Credit, any letter of credit application entered into by Borrower in connection with this Agreement, the Fee Letter, the Security Documents, if requested by a Lender pursuant to Section 2.07(c), each Note, and any other agreement entered into, now or in the future, by the Borrower or any of its Subsidiaries and any member of the Lender Group or the Underlying Issuer in connection with this Agreement that is specifically designated as a Loan Document.

“Loan Party” means the Borrower and each Guarantor.

“Material Adverse Effect” means any material and adverse effect on (i) the business, operations or financial condition of Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the ability of any Loan Party to perform its obligations under any Loan Document or (iii) the ability of the Administrative Agent, the Collateral Trustee and the Lenders to enforce the Loan Documents.

“Material Foreign Subsidiary” means (a) as of the Closing Date, the Foreign Subsidiaries identified in Schedule 1. 01(e) and (b) thereafter, any Foreign Subsidiary with annual revenue in excess of $25 million that is directly owned by Borrower or a Domestic Subsidiary.

“Material Intellectual Property” has the meaning set forth in the Pledge and Security Agreement.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“ Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate (it being understood that the information required hereby may be furnished in the form of a report on Form 10-Q or Form 10-K, as applicable).

“Net Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt as of such day minus unrestricted cash in excess of $20 million and the amount in the Escrow Account to (ii) Consolidated Adjusted EBITDA for the four-Fiscal-Quarter period ending on such date.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (i) of the definition thereof. As used in this definition, “unrealized losses” means the cost to such Person of replacing such Hedge Agreement or such other Indebtedness pursuant to the terms thereof as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the gain to such Person of replacing such Hedge Agreement or such other Indebtedness pursuant to the terms thereof as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).

“Non-Consenting Lender” has the meaning set forth in Section 2.23.

“Non-U.S. Lender” has the meaning set forth in Section 2.20(c).

“Non-U.S. Jurisdiction” means each jurisdiction of organization of a Subsidiary of Borrower other than the United States (or any State thereof) or the District of Columbia.

“Non-U.S. Pledge Agreements” means the pledge agreements in form and substance reasonably satisfactory to the Collateral Trustee covering 65% of the Voting Stock of any Material Foreign Subsidiary, pursuant to the laws of the jurisdiction of organization of such Material Foreign Subsidiary.

“Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Notice” means a Borrowing Notice, an Issuance Notice, or a Conversion/ Continuation Notice.

“Obligations” means all paymentobligations of every kind under the Loan Documents, including obligations from time to time owed to Agents (including former Agents), the Arranger, Lenders, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), all debts, liabilities and obligations (including reimbursement obligations, irrespective of whether contingent) owing by the Borrower or other Loan Party to an Underlying Issuer now or hereafter arising from or in respect of Underlying Letters of Credit, any other reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“Organizational Documents” means all formation, organizational and governing documents, instruments and agreements, including: (i) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement, (iv) with respect to any limited liability company, its articles of organization and its operating agreement and (v) with respect to any other form of entity. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or Property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant Register” has the meaning set forth in Section 10.06(g)(iv).

“PATRIOT Act” has the meaning set forth in 3.02.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 or Section 430 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate in form satisfactory to the Collateral Trustee that provides information with respect to the personal or mixed property of each Loan Party (including any Intellectual Property).

“Permitted Acquisition” means any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the Property of any Person, or of any business or division of any Person; (b) acquisition of more than 50% of the Equity Interests of any Person, and otherwise causing such Person to become a Subsidiary of such Person; or

(c) merger or consolidation or any other combination with any Person (each a “Business Acquisition”), if each of the following conditions is met:

(1)  no Event of Default then exists or would result therefrom;

(2) after giving effect to such transaction on a Pro Forma Basis, Borrower shall be in Pro Forma Compliance with each of the Financial Covenants as of the end of the Fiscal Quarter most recently ended prior to the date of such acquisition;

(3) the Person or business to be acquired shall be, or shall be engaged in, a Permitted Business;

(4) at least 5 Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Administrative Agent an officers’ certificate certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and such additional information that the Administrative Agent may reasonably request; and

(5) the aggregate amount of (A)the acquisition cash consideration (including from the proceeds of the issuance of any Indebtedness but excluding (x) from the proceeds of any issuance of Equity Interests (other than Disqualified Capital Stock of the Borrower or its parent or any subsidiary) issued substantially simultaneously with the acquisition and (y) the aggregate amount of cash or cash equivalent held by the acquired entity at the time of the acquisition (in the case of a stock purchase) or included in the acquired assets at the time of the acquisition (in the case of an asset purchase) to the extent that such cash or cash equivalents have been used for the payment of the consideration or for reducing the funding needed by the Loan Parties for the payment of the consideration), (B) Earn-Outs, (C) other payments paid in accordance with Section 6.06(vii) and (D) the aggregate principal amount of Acquired Indebtedness, minus the net cash proceeds of any sale of non-core assets acquired in a Permitted Acquisition, to the extent such sale is closed, and net cash proceeds therefrom received, within 30 days after the closing of such Permitted Acquisition (an “Excluded Post-Acquisition Asset Sale”), in each case for all Permitted Acquisitions (excluding, for the avoidance of doubt, the Specified Acquisition) since the Closing Date, shall not exceed (a) prior to the consummation of the Specified Acquisition, $150,000,000, and (b) from the consummation of the Specified Acquisition (including, for the avoidance of doubt, any amounts paid pursuant to clause (a)), $250,000,000.

“Permitted Businesses” mean those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date as described in the offering memorandum relating to the Senior Notes (or, in the good faith judgment of the Board of Directors of Borrower, which are reasonably related, complementary or ancillary thereto or are reasonable extensions thereof).

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to Borrower’s initial public offering of common stock, by virtue of the Stockholders Agreement (in the form attached to the Acquisition Agreement as Exhibit D), as the same may be amended, modified or supplemented from time to time; provided that no single Person (other than the Principals and their Related Parties) beneficially owns (together with its Affiliates) more of the Voting Stock of the Borrower that is beneficially owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate.

“Permitted Investments” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government (or issued by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America) in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A 2 from S&P or at least P 2 from Moody’s;

(4) (x) time deposits, demand deposits, certificates of deposit, Eurodollar time deposits or bankers’ acceptances, in each case, maturing within one year from the date of acquisition thereof or (y) overnight bank deposits, in each case, issued by (i) any bank organized under the laws of the United States of America or any State thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million or (ii) any bank organized under the laws of any member state of the European Union, as of the Closing Date, or Switzerland having combined capital and surplus in excess of the applicable foreign currency equivalent of $500.0 million;

(5) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (1) or (4) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above; and

(7) other comparable short-term investments in the ordinary course of business consistent with past practice utilized by Foreign Subsidiaries or Domestic Subsidiaries having foreign operations.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Mortgage Lien” has the meaning assigned to the term “Permitted Collateral Lien” in each Mortgage.

“Permitted Post -Acquisition Restructuring Transactions” means non-cash transactions undertaken by and among Loan Parties and Restricted Subsidiaries in connection with a Permitted Acquisition or the Specified Acquisition, to the extent such transaction is identified to the Administrative Agent within 30 days after the consummation of such acquisition and consummated within 180 days or such longer period as the Administrative Agent may reasonably agree, which transaction is undertaken for the purpose of causing a foreign subsidiary of Borrower acquired in such acquisition to become a direct subsidiary of a Restricted Subsidiary other than the Restricted Subsidiary of which it is a direct Subsidiary upon the consummation of such acquisition, including any dividend, transfer and/or contribution of the equity of such Subsidiary to, from and by Loan Parties and Restricted Subsidiaries to effect such purpose.

“Permitted Refinancing Indebtedness” means any Indebtedness or Disqualified Capital Stock of any Loan Party or any of its Restricted Subsidiaries issued in exchange for or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of any Loan Party or any of its Restricted Subsidiaries (other than Indebtedness on account of intercompany advances); provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on such Indebtedness and the amount of all expenses and premiums incurred in connection with such extension, refinancing, renewal, replacement, defeasance or refunding);

(b) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Obligations, the Permitted Refinancing Indebtedness with respect thereto has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Obligations, the Permitted Refinancing Indebtedness with respect thereto is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or otherwise on terms then customary for public high yield subordinated bond or note issuances; and

(d) such Indebtedness is recourse solely to the Persons which are obligated on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” has the meaning set forth in Section 5.01(l).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by the Borrower and each Guarantor substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75.0% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of the Administrative Agent and the Issuing Bank, such Person’s “Principal Office” as set forth on Schedule 1.01(b), or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower, the Administrative Agent and each Lender.

“Principals” means (a) Francisco Partners L.P. prior to the consummation of the Specified Acquisition and (b) Francisco Partners L.P., Golden Gate Capital Management, LLC and Cerberus Capital Management L.P. following the consummation of the Specified Acquisition.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (a) the Transactions and the Specified Acquisition, (b) any proposed Permitted Acquisition, as applicable, (c) any sale of a Subsidiary or operating entity for which historical financial statements for the relevant period are available, or (d) any incurrence or retirement of Indebtedness in connection with the foregoing (including (i) pro forma adjustments arising out of events which are directly attributable to the Transactions, the Specified Acquisition, the proposed Permitted Acquisition, asset sale or incurrence of Indebtedness, are factually supportable and are reasonably expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X, as interpreted by the staff of the Securities and Exchange Commission, and (ii) such other adjustments and cost savings as are reasonably satisfactory to Administrative Agent, in each case as certified by the chief financial officer of Borrower) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of Borrower and its Subsidiaries, which shall be reformulated as if the Transactions, such Permitted Acquisitions or asset sale, and all other Permitted Acquisitions or asset sales that have been consummated during the period, and any Indebtedness or other liabilities to be incurred or repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the stated fixed rate or the weighted average of the floating interest rates, as applicable, to outstanding Revolving Loans incurred during such period).

“ Pro Forma Compliance” means, at any date of determination, that Borrower shall be in pro forma compliance with any or all of the Financial Covenants, as applicable, as of the last day of the most recently completed Fiscal Quarter, as the case may be (computed on the basis of (a) balance sheet amounts as of such date, and (b) income statement amounts for the most recently completed period of four consecutive Fiscal Quarters for which financial statements shall have been delivered to Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“Projections” has the meaning set forth in Section 4.07.

“Pro Rata Share” means for all purposes under the Loan Documents, including with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders.

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal, immovable, movable or mixed and whether tangible or intangible and including Equity Interests or any other ownership interests of any Person.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

“Register” has the meaning set forth in Section 2.07(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Reimbursement Date” has the meaning set forth in Section 2.04(a).

“Reimbursement Undertaking” has the meaning set forth in Section 2.04(a).

“Related Documents” means the Senior Notes Documents.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“ Related Party” means (i) any controlling stockholder or immediate family member (in the case of an individual) of any Principal or (ii) any trust, corporation, partnership, limited partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority (and controlling) interest of which consists of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (i).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Release Conditions” has the meaning specified in Section 9.08(c).

“Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required or voluntarily undertaken to: (i) clean up, remove, treat, abate, monitor or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Replacement Lender” has the meaning set forth in Section 2.23.

“Required Lenders” means one or more Lenders having or holding Revolving Exposure representing more than 50.0% of the aggregate Revolving Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any of the Restricted Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of Qualified Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or the Borrower or any of their respective Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings, the Borrower or any of their respective Subsidiaries (or any direct or indirect parent of the Borrower or Holdings) now or hereafter outstanding; (iv) management or similar fees payable to Principals or any of their Affiliates and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, (A) any subordinated Indebtedness or (B) “earn-outs.” With respect to any Restricted Junior Payment other than in cash, the amount of such Restricted Junior Payment will be deemed to be the fair market value of each Restricted Junior Payment or, if greater, the face or book value thereof.

“Restricted Subsidiary” means any Subsidiary of Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment ” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The aggregate amount of the Revolving Commitments is, as of the Closing Date, $50,000,000,

provided that on and after the date that is six months from the Closing Date, if the Specified Acquisition has not been consummated, Revolving Commitments shall be automatically and permanently reduced to $35,000,000 (pursuant to a pro-rata reduction of the Revolving Commitments of the Lenders). The amount of each Lender’s initial Revolving Commitment, if any, is set forth on Schedule 1.01(a) or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof (including, without limitation, the proviso in the immediately preceding sentence).

“Revolving Commitment Expiration Date” means the third anniversary of the Closing Date.

“Revolving Commitment Fee Percentage” means 0.75% per annum.

“ Revolving Commitment Period” means the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) the Revolving Commitment Expiration Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.01.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of the Issuing Bank and the Underlying Issuer, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by the Issuing Bank or the Underlying Issuer (net of any participations by Lenders in such Letters of Credit), and (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.02(a).

“Sale/Leaseback Transactions” means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission and any successor Governmental Authority performing a similar function.

“Secured Hedge Agreement” means (i) the Closing Date Hedge and (ii) any Interest Rate Agreement or Currency Agreement with a Lender Counterparty that has executed a joinder to the Collateral Trust Agreement in its capacity as such.

“Secured Obligations” means (a) the Obligations and (b) payment obligations owed by any Loan Party to the Lender Counterparties under any Secured Hedge Agreement or Banking Product Obligations (including in each case interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Secured Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), and including without limitation payments for early termination of Secured Hedge Agreements, fees, expenses, indemnification or otherwise.

“Secured Swap Counterparty” means a Person at any time counterparty to a Secured Hedge Agreement provided or arranged by a Person who is a Lender or an Affiliate of a Lender (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after providing or arranging a Secured Hedge Agreement, ceases to be a Lender, as the case may be), and any assignee thereof.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Documents” means the Pledge and Security Agreement, the Closing Date Mortgaged Property Mortgages and after the Closing Date, any other Mortgages required to be delivered pursuant to Section 5.10, the IP Security Agreements, the Landlord Personal Property Collateral Access Agreements, if any, the Collateral Trust Agreement, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Collateral Trustee, for the benefit of Beneficiaries, a Lien on any assets or Property of that Loan Party as security for the Secured Obligations.

“Senior Note Documents” means the Senior Notes, the Senior Notes Indenture, the Senior Notes Purchase Agreement and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any guarantee or other right in respect thereof.

“Senior Notes” means the 9.75% senior secured notes of the Borrower due 2015.

“Senior Notes Indenture” means the Indenture dated as of December 23, 2009 between the Borrower, the Guarantors (as defined therein) and U.S. National Bank National Association as Trustee.

“Senior Notes Purchase Agreement” means the Purchase Agreement dated as of December 17, 2009 among the Borrower, Barclays Capital, JPMorgan, Citi and Wells Fargo as representatives of the several initial purchasers.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Borrower substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Person (a) the fair value of the assets of such Person, at fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the Property of such Person will be greater than the amount that will be required to pay the probably liability of its debt and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) such Person will not have unreasonably small capital with which to conduct business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Specified Acquisition” means a series of merger and contribution transactions pursuant to the Acquisition Agreement or related documents as a result of which Inovis International, Inc. becomes a Wholly-Owned Subsidiary, directly or indirectly, of the Borrower.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50.0% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Taking” means any taking of any of the Property or assets of any Loan Party or any Subsidiary or any portion thereof, in or by condemnation, expropriation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use of any of the Property or assets of Borrower or any Subsidiary or any portion thereof, by any Governmental Authority, civil or military.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (and interest, fines, penalties and additions related thereto) imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Terminated Lender” has the meaning set forth in Section 2.23.

“Title Policy” has the meaning set forth in Section 3.01(i).

“Total Assets” means the total consolidated assets of the Borrower and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Borrower then available, after giving pro forma effect for acquisitions or dispositions of Persons, divisions or lines of business that had occurred after such balance sheet date and on or prior to such date of determination.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing the Issuing Bank or the Underlying Issuer for any amount drawn under any Letter of Credit, but not yet so applied), and (ii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable by the Borrower or any of the Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Loan Documents and the Related Documents.

“Transactions” means the transactions contemplated under the Loan Documents and the Related Documents.

“Type of Loan” means a Base Rate Loan or a Eurodollar Rate Loan .

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Underlying Issuer” means WFB or one of its Affiliates.

“Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.

“Unrestricted Subsidiary” means (a) any Subsidiary of Borrower that shall have been designated as an “Unrestricted Subsidiary” in accordance with the provisions of Section 1.04 and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Lender” has the meaning set forth in Section 2.20(c).

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by
(b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” has the meaning set forth in the preamble to this Agreement.

“WFB” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned Subsidiary” means, with respect to any Person, any other Person all of the Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person directly and/or through other wholly-owned Subsidiaries of such Person.

Section 1.02 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Section 5.01(a) and Section 5.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.01(d), if applicable) . Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

Section 1.03 Interpretation, Etc. (a)Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article, a Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the word “asset” shall be construed as having the same meaning and effect as the word “Property” and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The terms lease and license shall include sub-lease and sub-license, as applicable. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein or therein, any reference in this Agreement or any other Loan Document to any agreement, document or instrument shall mean such agreement, document or instrument as amended, restated, supplemented or otherwise modified from time to time, in each case, if applicable, in accordance with the express terms of this Agreement or such Loan Document. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, in the case of contingent obligations in respect of Letters of Credit, providing Letter of Credit Collateralization) of all of the Obligations (including the payment of the termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements) other than (i) unasserted contingent indemnification obligations and (ii) obligations under Hedge Agreements that, at such time, are not yet due and payable pursuant to the terms of the respective Hedge Agreements.

(b) For the purpose of calculating any test or covenant under this Agreement, including the Interest Coverage Ratio and the Net Leverage Ratio, such test or covenant shall be calculated on a Pro Forma Basis; provided that for purposes of determining regular quarterly compliance (as opposed to determining if a proposed acquisition is a Permitted Acquisition) with any covenant hereunder, no effect shall be given to any proposed or pending Permitted Acquisition unless and until such Permitted Acquisition has been consummated. Calculation of Consolidated Adjusted EBITDA on a Pro Forma Basis should be subject to the dollar caps set forth in the definition of Consolidated Adjusted EBITDA.

Section 1.04 Subsidiaries; Designation of Unrestricted Subsidiaries. Borrower may at any time designate any of its Subsidiaries other than GXS, Inc. or any other Loan Party to be an “Unrestricted Subsidiary” for purposes of this Agreement by delivering to the Administrative Agent a certificate of a senior financial officer of Borrower (and the Administrative Agent shall promptly forward a copy of such certificate to each Lender) attaching a copy of a resolution of its Board of Directors setting forth such designation and stating that the conditions set forth in this Section 1.04 have been satisfied with respect to such designation, provided that no such designation shall be effective unless (x) at the time of such designation and after giving effect thereto, no Default shall have occurred and be continuing and (y) at the time of such designation and at all times thereafter:

(a) neither Borrower nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary and the obligations owed by such Subsidiary are non-recourse to the assets of Borrower and its Restricted Subsidiaries;

(b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of Borrower or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity;

(c) neither Borrower nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those on terms no less favorable to Borrower or such Restricted Subsidiary than might be obtained at the time from Persons who are not Affiliates of the Loan Parties;

(d) neither Borrower nor any Restricted Subsidiary has any obligation (i) to subscribe for additional shares of capital stock or other equity interest in such Subsidiary or (ii) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results; and

(e) Borrower shall be in Pro Forma Compliance with each of the Financial Covenants as of the end of the Fiscal Quarter most recently ended prior to the date of such designation, giving effect to such designation as if it occurred as of the first day of such Fiscal Quarter;

provided, however, that no Subsidiary shall be designated an Unrestricted Subsidiary at any time if (i) (A) (1) the fair market value of the assets of all existing Unrestricted Subsidiaries (calculated with respect to each such Unrestricted Subsidiary at the time of original designation of such Unrestricted Subsidiary) plus (2) the fair market value of the assets of the Subsidiary being proposed for designation as an Unrestricted Subsidiary (calculated at the time of such proposed designation), equals or exceeds (B) 5.0% of the fair market value of the consolidated total assets of Borrower and its Restricted Subsidiaries (calculated as of the Closing Date), or (ii)
(A) (1) the total 12-month revenues of all existing Unrestricted Subsidiaries (calculated with respect to each such Unrestricted Subsidiary at the time of original designation of such Unrestricted Subsidiary) plus (2) the total 12-month revenues of the Subsidiary being proposed for designation as an Unrestricted Subsidiary (calculated at the time of such proposed designation) equals or exceeds (B) 5.0% of the total 12-month revenues of Borrower and its Restricted Subsidiaries on a consolidated basis (calculated as of the Closing Date); provided, further that, anything in this Agreement or the Loan Documents to the contrary notwithstanding,
(i) all transactions between Borrower or any Restricted Subsidiary and any Unrestricted Subsidiary entered into solely in reliance on Section 6.05(iii) shall be subject to Section 6.07(xi) and (ii) in no event shall any core assets essential to the operations and business of Borrower and the Restricted Subsidiaries, taken as a whole, be transferred to an Unrestricted Subsidiary.

ARTICLE II.
REVOLVING LOANS AND LETTERS OF CREDIT

Section 2.01  [Reserved]

Section 2.02  Revolving Loans.

(a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to the Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Available Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.02(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than the Revolving Commitment Termination Date.

(b)           Borrowing Mechanics for Revolving Loans.

(i) Except pursuant to 2.04(a), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) Whenever the Borrower desires that Lenders make Revolving Loans, the Borrower shall deliver to the Administrative Agent a fully executed and delivered Borrowing Notice no later than 11:00 a.m. (New York City time) at least three
(3) Business Days in advance of the proposed Credit Date in the case of a Eurodollar

Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Borrowing Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Borrowing Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 11:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Notice from the Borrower.

(iv) Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office designated by the Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower as may be designated in writing to the Administrative Agent by the Borrower.

Section 2.03  [Reserved].

Section 2.04  Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of the Borrower made in accordance herewith, the Issuing Bank agrees to issue, or to cause an Underlying Issuer, as Issuing Bank’s agent, to issue, a requested Letter of Credit. If Issuing Bank, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Bank agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking ”) with respect to Letters of Credit issued by such Underlying Issuer. By submitting an Issuance Notice to Issuing Bank for the issuance of a Letter of Credit, the Borrower shall be deemed to have requested that Issuing Bank issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Bank to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by the Borrower that the Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the UCC) with respect to each Underlying Letter of Credit). Each Issuance Notice for a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Officer and delivered to the Issuing Bank via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each Issuance Notice shall be in form and substance reasonably satisfactory to the Issuing Bank and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. Anything contained herein to the contrary notwithstanding, the Issuing Bank may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of the Borrower or its Subsidiaries (1) in respect of (A) a lease of real property, or (B) an employment contract, or (2) at any time that one or more of the Lenders is a Defaulting Lender. The Issuing Bank shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:

(i)  the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or

(ii) the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect.

The Borrower and the Lender Group hereby acknowledge and agree that all Existing L/Cs shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing L/Cs were issued by Issuing Bank or an Underlying Issuer at the request of the Borrower on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the second Business Day after the date such Letter of Credit Disbursement is made (the “Reimbursement Date”) and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder and, initially, shall bear interest at the rate then applicable to Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, the Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be discharged and replaced by the resulting Revolving Loan. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to Section 2.04(b) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.

(b) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.04(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.04(a) on the same terms and conditions as if the Borrower had requested the amount thereof as a Revolving Loan and the Administrative Agent shall promptly pay to Issuing Bank the amounts so received by it from the Lenders. By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment to a Letter of Credit or a Reimbursement Undertaking increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders with Revolver Commitments, the Issuing Bank shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank or an Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank or an Underlying Issuer and not reimbursed by the Borrower on the date due as provided in Section 2.04(a), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to the Administrative Agent, for the account of the Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.04(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Article 3. If any such Lender fails to make available to the Administrative Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this section, such Lender shall be deemed to be a Defaulting Lender and the Administrative Agent (for the account of the Issuing Bank) shall be entitled to recover such amount on demand from such Lender.

(c) The Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability, and reasonable attorneys fees incurred by Issuing Bank, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided , however , that the Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of the Issuing Bank, any other member of the Lender Group, or any Underlying Issuer or any of the Related Parties. The Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Bank’s interpretations of any Reimbursement Undertaking even though this interpretation may be different from the Borrower’s own, and the Borrower understands and agrees that none of the Issuing Bank, the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto except to the extent it is finally determined by a court of competent jurisdiction to be caused by such Person’s bad faith, gross negligence or willful misconduct. The Borrower understands that the Reimbursement Undertakings may require Issuing Bank to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by the Borrower against such Underlying Issuer.

The Borrower hereby agrees to indemnify, save, defend, and hold Issuing Bank and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by them as a result of the Issuing Bank’s indemnification of an Underlying Issuer; provided, however, that the Borrower shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is finally determined by a court of competent jurisdiction to be caused by the bad faith, gross negligence or willful misconduct of the Issuing Bank, the Underlying Issuer or any other member of the Lender Group or any of the Related Parties. The Borrower hereby acknowledges and agrees that none of the Issuing Bank, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit except to the extent caused by such Issuing Bank, member of the Lender Group or Underlying Issuer’s (as applicable) bad faith, gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(d) The Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Bank all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Bank’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) Any and all issuance charges, fronting fees, usage charges, commissions, fees, and costs incurred by the Issuing Bank relating to Underlying Letters of Credit shall constitute “Expenses” pursuant to Section 10.02 for purposes of this Agreement and shall be reimbursable promptly, but in any event, within 1 Business Day by the Borrower to the Administrative Agent for the account of the Issuing Bank.

Section 2.05  Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Revolving Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Revolving Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.05(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.06 Use of Proceeds. No Revolving Loans shall be made on the Closing Date. The proceeds of the Revolving Loans made after the Closing Date shall be applied by the Borrower for working capital and general corporate purposes of the Borrower and its Subsidiaries, including Permitted Acquisitions. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

Section 2.07  Evidence of Debt; Register; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Revolving Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitment or the Borrower’s Obligations in respect of any Revolving Loans; provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Issuing Bank and the Revolving Commitment and Revolving Loans of each Lender from time to time and the Letters of Credit issued or made by Issuing Bank (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Revolving Loans) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Revolving Loans in accordance with the provisions of Section 10.06, and each repayment or prepayment in respect of the principal amount of the Revolving Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitment or the Borrower’s Obligations in respect of any Revolving Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.07, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Revolving Loan.

Section 2.08  Interest on Revolving Loans.

(a)   Except as otherwise set forth herein, each Revolving Loan shall bear interest on the unpaid principal amount thereof from and including the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(A)	if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(B)	if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b)  The basis for determining the rate of interest with respect to any Revolving Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Borrowing Notice or Conversion/Continuation Notice, as the case may be. If on any day a Revolving Loan is outstanding with respect to which a Borrowing Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Revolving Loan shall be a Base Rate Loan.

(c)   In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Borrowing Notice or Conversion/Continuation Notice, such Revolving Loan (if outstanding as a Eurodollar Rate Revolving Loan) shall be automatically converted into Base Rate Loan on the last day of the then-current Interest Period for such Revolving Loan (or if outstanding as a Base Rate Loan shall remain as, or (if not then outstanding) shall be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Borrowing Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 11:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d) Interest payable pursuant to Section 2.08(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Revolving Loan, the date of the making of such Revolving Loan or the first day of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Revolving Loan or the expiration date of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, that if a Revolving Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Revolving Loan.

(e) Except as otherwise set forth herein, interest on each Revolving Loan shall accrue on a daily basis and shall be payable in arrears (i) on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) upon any prepayment of such Revolving Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) on the Revolving Commitment Termination Date; provided, that with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f) The Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from and including the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Base Rate Loans and (ii) thereafter, a rate which is 2.00% per annum in excess of the rate of interest otherwise payable hereunder with respect to Base Rate Loans.

(g) Interest payable pursuant to Section 2.08(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to Section 2.08(f), the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the Letter of Credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event the Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.04(b) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which the Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

Section 2.09  Conversion/Continuation.

(a) Subject to Section 2.18 and, in the case of conversion to or continuation of an Eurodollar Loan, so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option:

(i) to convert at any time all or any part of any Revolving Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, that a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Revolving Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b) The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.10 Default Interest. Upon the occurrence and during the continuance of an Event of Default, from and after notice from Required Lenders, the principal amount of all Revolving Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Revolving Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate (the “Default Rate”) that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Revolving Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans). In the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon, if an Event of Default is continuing, become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans for so long as an Event of Default is continuing. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any

Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender

Section 2.11  Fees.

(a)           The Borrower agrees to pay to Lenders:

(i) commitment fees equal to (1) the average of the daily difference between (A) the Available Revolving Commitments then in effect and (B) the aggregate principal amount of (x) all outstanding Revolving Loans plus (y) the Letter of Credit Usage, times (2) the Revolving Commitment Fee Percentage; and

(ii) letter of credit fees equal to (1) the Applicable Margin for Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to the Administrative Agent at its Principal Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b)          The Borrower agrees to pay directly to the Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to 0.250%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with the Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c)          All fees referred to in Section 2.11(a) and Section 2.11(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(d)          In addition to any of the foregoing fees, the Borrower agrees to pay to the Administrative Agent and the Collateral Trustee such other fees in the amounts and at the times separately agreed upon.

Section 2.12  Reserved.

Section 2.13  Voluntary Prepayments/ Revolving Commitment Reductions.

(a)           Voluntary Prepayments.

(i) Any time and from time to time (1) with respect to Base Rate Loans, the Borrower may prepay any such Revolving Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; and (2) with respect to Eurodollar Rate Loans, the Borrower may prepay any such Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) All such prepayments shall be made (1) upon not less than one Business Day’s prior written notice in the case of Base Rate Loans; and (2) upon not less than three (3) Business Days’ prior written notice in the case of Eurodollar Rate Loans;

in each case given to the Administrative Agent by 12:00 p.m. (New York City time) on the date required (and the Administrative Agent shall promptly transmit such original notice by telefacsimile or telephone to each Lender); provided that any such notice may be conditioned on thee consummation of a concurrent refinancing. Upon the giving of any such notice, the principal amount of the Revolving Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b)           Voluntary Revolving Commitment Reductions.

(i) The Borrower may, upon not less than three (3) Business Days’ prior written notice confirmed in writing to the Administrative Agent (which original written notice the Administrative Agent shall promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, that any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof. Once reduced, the Revolving Commitments may not be increased.

Section 2.14 Mandatory Prepayments. The Borrower shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Available Revolving Commitments then in effect.

Section 2.15  Application of Prepayments/Reductions.

(a)           Application of Mandatory Prepayments. Any amount required to be paid pursuant to Section 2.14 shall be applied as follows:

first; to prepay the Revolving Loans to the full extent thereof;

second, to prepay outstanding reimbursement obligations with respect to Letters of Credit;

third, to cash the collateralize Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage; and

fourth, to the extent of any excess of such proceeds, to the payment to or upon the order of the Borrower or to whosoever may be lawfully entitled to.

(b)          Application of Prepayments of Revolving Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of principal shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.18(c).

Section 2.16          General Provisions Regarding Payments.

(a)          All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office designated by the Administrative Agent for the account of Lenders. For purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b)         All payments in respect of the principal amount of any Revolving Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Revolving Loan on a date when interest is due and payable with respect to such Revolving Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)          The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)          Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes

Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)          Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Revolving Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f)          The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g)          The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate from and including the date such amount was due and payable until the date such amount is paid in full.

(h)          If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by the Administrative Agent hereunder in respect of any of the Secured Obligations (subject to the Collateral Trust Agreement), shall be applied as follows:

first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Trustee in connection therewith, and all amounts for which the Administrative Agent is entitled to indemnification hereunder and all advances made by the Administrative Agent hereunder for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder or under this Agreement, all in accordance with the terms hereof or thereof;

second, to all fees, costs, indemnities and expenses incurred by or owing to any Beneficiary with respect to this Credit Agreement, the other Loan Documents or other Secured Obligations;

third, to accrued and unpaid interest on the Secured Obligations (including any interest which but for the provisions of the Bankruptcy Code or other Bankruptcy Legislation would have accrued on such amounts);

fourth, the principal amount of the Secured Obligations outstanding, for the ratable benefit of the Lenders and Lenders Counterparties;

fifth,  to  any  other  Secured  Obligations  of  any  Loan  Party  owing  to  any Beneficiary.

Any balance remaining shall be delivered to such Grantor or to whomever may be lawfully entitle to receive such balance or as a court of competent jurisdiction may direct.

Section 2.17          Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Revolving Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.17 shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Revolving Loans or other Obligations owed to it.

Section 2.18           Making or Maintaining Eurodollar Rate Loans.

(a)          Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Revolving Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Revolving Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Borrowing Notice or Conversion/Continuation Notice given by the Borrower with respect to the Revolving Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

(b)          Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting the Required Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Revolving Loans as, or to convert Revolving Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Borrowing Notice or a Conversion/Continuation Notice, the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Revolving Loan as (or continue such Revolving Loan as or convert such Revolving Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Borrowing Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Borrowing Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c)          Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Borrowing Notice, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Revolving Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d)          Booking of Eurodollar Rate Loans . Any Lender may make, carry or transfer Eurodollar Rate Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)          Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

Section 2.19           Increased Costs; Capital Adequacy.

(a)           Compensation For Increased Costs.  Subject to the provisions of Section 2.20 (which shall be controlling with respect to any increased costs resulting from taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto and other than net income, capital, franchise, doing business and branch profits Tax), in the event that any Lender (which term shall include the Issuing Bank and the Underlying Issuer for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi governmental authority (whether or not having the force of law): (i) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (ii) imposes any other condition on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Revolving Loans hereunder or of acquiring participations in, issuing, making, guaranteeing, or maintaining Letters of Credit or Reimbursement Undertakings hereunder, or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)          Capital Adequacy Adjustment. In the event that any Lender (which term shall include the Issuing Bank and the Underlying Issuer for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Revolving Loans or Revolving Commitment or Letters of Credit or Reimbursement Undertaking, or participations therein or other obligations hereunder with respect to the Revolving Loans or the Letters of Credit or Reimbursement Undertaking, to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within ten days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as shall compensate such Lender or such controlling corporation for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)          In the event that the Issuing Bank, an Underlying Issuer, or any Lender determines that any event or circumstance that will lead to a claim under this Section 2.19 has occurred or will occur, the Issuing Bank, such Underlying Issuer, or such Lender will use reasonable efforts to promptly so notify Borrower; provided that Borrower shall not be required to compensate any Lender pursuant to this Section 2.19 for any amounts incurred more than 120 days prior to the date the Issuing Bank, such Underlying Issuer, or such Lender notifies Borrower of such claim; provided, further, that any failure to provide such notice shall in no way impair the rights of the Issuing Bank or such Lender to demand and receive compensation under this Section 2.19, but without prejudice to any claims of Borrower for compensation for actual damages sustained as a result of any failure to observe this undertaking.

Section 2.20          Taxes; Withholding, Etc..

(a)          Payments to Be Free and Clear. All sums payable by or on behalf of any Loan Party hereunder and under other Loan Document shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding for or on account of, any Indemnified Tax.

(b)          Withholding of Taxes. If any Loan Party or any other Person is required by law to make any deduction or withholding for or on account of any Indemnified Tax from any sum paid or payable by any Loan Party to the Administrative Agent or any Lender (which term shall include the Issuing Bank for purposes of this Section 2.20(b)) under any of the Loan Documents: (i)the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii)the Borrower shall pay any such Tax to the relevant taxing or other authority before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (iii)the sum payable by such Loan Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv)within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority. Notwithstanding anything to the contrary in this Section 2.20, with respect to any Tax imposed, levied, collected, withheld or assessed by or pursuant to the laws of the United States of America or any political subdivision thereof or therein, no such additional amount shall be required to be paid to any Lender (other than a Lender that becomes a Lender pursuant to Section 2.23) under clause (iii) above with respect to any United States federal, state and local taxes (x) unless imposed as a result of a Change in Tax Law applicable to the Administrative Agent, such Issuer or such Lender, as the case may be; provided, that additional amounts shall be payable to a Lender to the extent such Lender’s assignor was entitled to receive such additional amounts; or (y) if the Administrative Agent or such Lender fails to comply with the requirements of clause (c) of this Section 2.20.

(c)           Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent for transmission to the Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two (2) original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to the Administrative Agent and the Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two (2) original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to the Borrower two (2) new original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8IMY and/or W-9 (or, in each case, any successor form), or a Certificate re Non -Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents, or notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence. The Borrower shall not be required to pay any additional amount to any Non-U.S. Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence required by in the first sentence of this Section 2.20(c) or (2) to notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, that if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve the Borrower of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that there has been a Change in Tax Law applicable to the Administrative Agent or such Lender which renders all such forms inapplicable or which would prevent the Administrative Agent or such Lender from duly completing and delivering any such form with respect to it, in which case the Administrative Agent or such Lender shall promptly notify the Borrower and the Administrative Agent of its inability to deliver any such form.

(d)          Without limiting the provisions of Section 2.20(b), the Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. Within 30 days after the close of any payment made by the Borrower of Taxes or Other Taxes, the Borrower shall deliver to the Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(e)          The Administrative Agent and each Lender shall, upon request by the Borrower, deliver to the Borrower or the applicable Governmental Authority, as the case may be, any form or certificate required under applicable law in order that any payment made under any Loan Document to the Administrative Agent or such Lender, as the case may be, may be made free and clear of, and without deduction or withholding for or on account of, any Tax (or to allow any such deduction or withholding to be made at a reduced rate), provided that the Administrative Agent or such Lender, as the case may be, is legally entitled to complete, execute and deliver such form or certificate and the execution and delivery of such form would not, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer material economic, legal, or regulatory disadvantage. Each Person that shall become a Lender pursuant to Section 10.06 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements pursuant to this Section 2.20.

(f)           If the Administrative Agent, any Lender or any Issuer determines, in its sole discretion, that it has received a refund of any Tax as to which it has been indemnified by a Loan Party or Tax with respect to which the Loan Party has paid additional amounts pursuant to Section 2.19(a), or this Section 2.20, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under Section 2.19(a) or this Section 2.20 with respect to the Tax giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that the Loan Party, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party by the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Tax which it deems confidential) to the Loan Party or any other Person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to a Loan Party the payment of which would place it in a less favorable net after-tax position than the Administrative Agent or such Lender would have been in if the additional amounts giving rise to such refund of any Tax had never been paid.

(g)          The Borrower and each Guarantor shall jointly and severally indemnify the Administrative Agent and any Lender (which term shall include Issuing Bank and the Underlying Issuer for purposes of this Section 2.20(g)) for the full amount of Taxes for which additional amounts are required to be paid pursuant to Section 2.20(b) and Other Taxes, in each case arising in connection with payments made under this Agreement or any other Loan Document (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) paid by the Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party shall be conclusive absent manifest error. Such payment shall be due within thirty (30) days of such Loan Party’s receipt of such certificate.

Section 2.21          Obligation to Mitigate. Each Lender (which term shall include the Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Revolving Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it shall, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Revolving Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Revolving Loans or Letters of Credit or the interests of such Lender; provided, that such Lender shall not be obligated to utilize such other office pursuant to this Section 2.21 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. If a Lender changes its lending office (other than pursuant to the preceding sentence) and the effect of such change, as of the date of such change, would be to cause any Loan Party to become obligated to make any payment under Section 2.18, Section 2.19 or Section 2.20, such Loan Party shall not be obligated to make such payment.

Section 2.22          Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender, (x) other than at the direction or request of any regulatory agency or authority, defaults (a “Funds Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or in making payment in connection with a Letter of Credit Disbursement (in each case, a “Defaulted Loan”) or (y) becomes (or its parent holding company becomes) the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding, or if any Lender (or its parent holding company) or any substantial part of its (or its parent holding company’s) Property becomes the subject of an appointment of a receiver, intervenor or conservator, or a trustee or similar officer becomes the subject of a bankruptcy (a “Lender Insolvency Default”) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect (such Lender, at the election of the Borrower, an “Insolvency Defaulting Lender” and, together with any Funds Defaulting Lenders, the “Defaulting Lenders” and each a “Defaulting Lender”), then during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of calculating the Required Lenders (including the granting of any consents or waivers) with respect to any of the Loan Documents. Solely with respect to any Funds Defaulting Lender that is not an Insolvency Defaulting Lender, (a) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero and (ii) any mandatory prepayment of the Revolving Loans shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (a); (b) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.11 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (c) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. Solely in the event of a Lender Insolvency Default, on and after the date which is 30 days after such Lender Insolvency Default, the Administrative Agent and the Borrower may agree, and notify the Lenders to the effect, that solely for purposes of any Credit Extension hereunder, the Revolving Commitments shall be reduced to the extent to eliminate the Revolving Commitment of such Insolvency Defaulting Lender (such notice, a “Credit Extension Reallocation Notice”). Such notice shall recalculate each such Lender’s Pro Rata Share of the Revolving Commitments and the aggregate amount of Revolving Commitments, but no Lender's Revolving Commitments shall be increased pursuant to this Section. In addition, such Credit Extension Reallocation Notice may require the Borrower to repay all then outstanding Revolving Loans on a date agreed between the Administrative Agent and the Borrower. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by the Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or Lender Insolvency Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender with respect to any Funding Default or Lender Insolvency Default and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or Lender Insolvency Default.

Section 2.23          Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after the Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five (5) Business Days after the Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.05(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Revolving Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.06 and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or Insolvency Defaulting Lender, and the Funds Defaulting Lender (if not also an Insolvency Defaulting Lender) shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, that (1) on the date of such assignment, the Replacement Lender shall (i) pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11 and (ii) assume the Defaulting Lender’s Pro Rata Share of the Letters of Credit; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non- Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, that the Borrower may not make such election with respect to any Terminated Lender that is also the Issuing Bank unless, prior to the effectiveness of such election, the Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitment, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06. In the event that a Lender does not comply with the requirements of the immediately preceding sentence, within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06.

ARTICLE III.
CONDITIONS PRECEDENT

Section 3.01          Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions on or before the Closing Date:

(a)          Loan Documents. The Administrative Agent shall have received each Loan Document originally executed and delivered by each applicable Loan Party.

(b)          Organizational Documents; Incumbency. The Administrative Agent shall have received (1) copies of each Organizational Document executed and delivered by each Loan Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (2) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (3) resolutions of the Board of Directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (4) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization of formation, each dated a recent date prior to the Closing Date; and (5) such other customary documents as the Administrative Agent may reasonably request.

(c)          Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries, both before and after giving effect to the issuance of the Senior Notes, shall be as set forth on Schedule 4.01.

(d)           Capitalization of the Borrower. On or before the Closing Date:

(i)          the Senior Note Documents shall have been entered into and the Borrower shall have received net proceeds of the Senior Notes on the Closing Date (net of any original-issue-discount, bankers’ fees and the proceeds to be deposited into the Escrow Account) in an aggregate amount of not less than $521,686,400; and

(ii)          the aggregate proceeds of the Senior Notes, the deemed issuance of the Existing L/Cs under this Agreement and available cash of the Loan Parties shall be sufficient to refinance all existing Indebtedness under the Existing Credit Facilities and to pay the Transaction Costs.

(e)          Senior Notes and the Specified Acquisition. The Acquisition Agreement, in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by all parties thereto. The Administrative Agent shall have received a fully executed copy of each Related Document and the Acquisition Agreement. Each Related Document shall be in full force and effect.

(f)           Existing Indebtedness. On the Closing Date, the Borrower shall have (1) repaid in full all of its existing indebtedness under the Existing Credit Facilities, (2) terminated any commitments to lend or make other extensions of credit thereunder, (3) delivered to the Administrative Agent all documents or instruments necessary to release all Liens securing such existing indebtedness being repaid on the Closing Date and (4) made arrangements satisfactory to the Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of the Borrower and its Subsidiaries with respect thereto, other than the Existing L/Cs that shall be deemed to be issued hereunder pursuant to Section 2.04(a).

(g)          Transaction Costs. On or prior to the Closing Date, the Borrower shall have delivered to the Administrative Agent the Borrower’s reasonable estimate of the Transaction Costs (other than fees payable to any Agent).

(h)          Governmental Authorizations and Consents. Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the Related Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i)           Real Estate Assets. In order to create in favor of the Collateral Trustee, for the benefit of the Beneficiaries, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, the Collateral Trustee shall have received from the Borrower and each applicable Guarantor:

(1)          fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.01 (each, a “Closing Date Mortgaged Property”);

(2)   an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Trustee) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Collateral Trustee may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Trustee;

(3)   ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies (the “Title Company”) reasonably satisfactory to the Collateral Trustee with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than 110% of the fair market value of each Closing Date Mortgaged Property insuring the fee simple title to each of the Mortgaged Properties vested in the applicable Loan Party and insuring the Collateral Trustee that the relevant Mortgage creates a valid and enforceable First Priority mortgage Lien on the Closing Date Mortgaged Property encumbered thereby, each which Title Policy (A) shall include all endorsements reasonably requested by the Collateral Trustee and (B) shall provide for affirmative insurance and such reinsurance as the Collateral Trustee may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Collateral Trustee; and evidence satisfactory to the Collateral Trustee that the applicable Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the applicable Title Policy and (ii) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company and all other sums required in connection with the issuance of the Title Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages in the applicable real property records; and

(4)   (A) a completed Flood Certificate with respect to each Closing Date Mortgaged Property, which Flood Certificate shall (i) be addressed to the Collateral Trustee, (ii) be completed by a company which has guaranteed the accuracy of the information contained therein, and (iii) otherwise comply with the Flood Program; (B) evidence describing whether the community in which each Closing Date Mortgaged Property is located participates in the Flood Program; (C) if any Flood Certificate states that a Closing Date Mortgaged Property is located in a Flood Zone, the Borrower’s written acknowledgement of receipt of written notification from the Collateral Trustee (i) as to the existence of each such Closing Date Mortgaged Property, and (ii) as to whether the community in which each such Closing Date Mortgaged Property is located is participating in the Flood Program; and (D) if any Closing Date Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Borrower has obtained a policy of flood insurance that (i) covers any Closing Date Mortgaged Property that is located in a Flood Zone, (ii) is written in an amount that is in compliance with all applicable rules and regulations of the Flood Program and related statutes with respect to the particular type of Closing Date Mortgaged Property, and (iii) has a term ending not later than the third anniversary of the Closing Date.

(j) Personal Property Collateral. Subject to Section 5.13, in order to create in favor of the Collateral Trustee, for the benefit of the Beneficiaries, a valid, perfected First Priority security interest in the personal property Collateral, each Loan Party shall have delivered to the Administrative Agent:

(1)         evidence satisfactory to the Administrative Agent of the compliance by each Loan Party of their obligations under the Pledge and Security Agreement and the other Security Documents (including their obligations to execute and deliver UCC financing statements, originals of securities, instruments and any agreements governing deposit and/or securities accounts as provided therein);

(2)         a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Loan Party, together with all attachments contemplated thereby;

(3)         fully executed and notarized IP Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Material Intellectual Property listed in the Section II(B) of the Perfection Certificate and Schedule 1.01(e) to the Pledge and Security Agreement;

(4)         opinions of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) with respect to the creation and perfection of the security interests in favor of the Collateral Trustee in such Collateral and such other matters governed by the laws of each jurisdiction in which any Loan Party or any personal property Collateral is located as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent; and

(5)         each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument including (A) using commercially reasonable efforts to cause the Personal Property Collateral Access Agreements executed by the landlord of any Leasehold Property and (B) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.01(c)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Trustee.

(k)          Financial Statements; Projections.  The Administrative Agent shall have received from the Borrower (1) the Historical Financial Statements and (2) pro forma consolidated and consolidating balance sheets of the Borrower and its Subsidiaries for the Fiscal

Year 2008 and the twelve months ended September 30, 2009 and reflecting the consummation of the issuance of the Senior Notes and the transactions contemplated by the Loan Documents to occur on or prior to the Closing Date and the Specified Acquisition and (3) the Projections.

(l)          Evidence of Insurance. The Administrative Agent shall have received a certificate from the Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.04 is in full force and effect, together with endorsements naming the Administrative Agent and the Collateral Trustee, for the benefit of the Beneficiaries, as additional insured and loss payees thereunder to the extent required under Section 5.04.

(m)         Opinions of Counsel to Loan Parties. The Administrative Agent shall have received executed copies of the written opinion of Davis Polk & Wardwell LLP, counsel for Loan Parties, as to such matters as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and each Loan Party hereby instructs such counsel to deliver such opinion to the Administrative Agent).

(n)          Fees. The Borrower shall have paid to the Administrative Agent the fees payable on the Closing Date referred to in Section 2.11(d) and all other amounts payable pursuant to the Commitment Letter (and any related fee letter), whether for expenses or otherwise.

(o)          Solvency; Solvency Certificate. On the Closing Date, (i) after giving effect to the consummation of the issuance of the Senior Notes and the other transactions contemplated hereby, and to any rights of contribution, Borrower and each of the other Loan Parties is and shall be Solvent, and (ii) the Administrative Agent shall have received a Solvency Certificate from the Borrower in form, scope and substance satisfactory to the Administrative Agent, and demonstrating that after giving effect to the consummation of the issuance of the Senior Notes and the other transactions contemplated hereby and to any rights contribution of the Borrower and each of the other Loan Parties is and shall be Solvent.

(p)          Closing Date Certificate. The Borrower shall have delivered to the Administrative Agent an executed Closing Date Certificate, together with all attachments thereto, and which shall include certifications to the effect that:

(i)          Since September 30, 2009, there shall not have occurred a Material Adverse Effect; and

(ii)          each of the conditions precedent described in this Section 3.01 shall have been satisfied on the Closing Date (except that no opinion need be expressed as to Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter).

(q)          No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(r)          Bank Regulatory Information. At least 10 days prior to the Closing Date, the Lenders shall have received all requested documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).

Section 3.02           Conditions to Each Credit Extension.

(a)          Conditions Precedent. The obligation of each Lender to make any Revolving Loan, or the Issuing Bank or the Underlying Issuer to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions precedent:

(i)          the Administrative Agent shall have received a fully executed and delivered Borrowing Notice or Issuance Notice, as the case may be;

(ii)          after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Available Revolving Commitments then in effect;

(iii)          as of such Credit Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects;

(iv)          as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default; and

(v)          on or before the date of issuance of any Letter of Credit, the Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as the Issuing Bank or the Underlying Issuer, as applicable, may reasonably require in connection with the issuance of such Letter of Credit.

The Administrative Agent or the Required Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of the Administrative Agent or the Required Lenders such request is warranted under the circumstances.

(b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to the Administrative Agent.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders, the Issuing Bank, and the Underlying Issuer, to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to each Lender, the Issuing Bank, and the Underlying Issuer on the Closing Date and on each Credit Date that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the issuance of the Senior Notes and the transactions contemplated hereby):

Section 4.01          Organization, etc. Borrower and each of its Subsidiaries (a) is a corporation, limited liability company, partnership or other form of legal entity validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, as the case may be, (b) is duly qualified to do business and is in good standing as a foreign corporation, foreign limited liability company or foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (c) has all requisite corporate or other power and authority and holds all requisite material governmental licenses, permits and other approvals to enter into and perform its obligations under this Agreement and each other Loan Document to which it is a party and to own or hold under lease its Property and to conduct its business substantially as currently conducted by it except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.02         Equity Interests and Ownership. At the Closing Date, the Equity Interests of each of the Borrower and its Domestic Subsidiaries and first tier Foreign Subsidiaries has been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4. 02, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of the Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of the Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of the Borrower or any of its Subsidiaries. Schedule 4.02 correctly sets forth the ownership interest of the Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Transactions.

Section 4.03          Due Authorization. The execution, delivery and performance by Borrower of this Agreement and by each Loan Party of each other Loan Document to which it is a party, the borrowing of the Revolving Loans, the use of the proceeds thereof and the issuance of the Letters of Credit hereunder are within each Loan Party’s corporate, limited liability company, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership or comparable and, if required, equityholder action, as the case may be, and do not:

(a)          contravene the Organizational Documents or any resolutions of the Board of Directors (or committee thereof), shareholders, members or partners of Borrower or any of its Subsidiaries;

(b)          contravene any material provision of any law or any governmental rule or regulation binding on Borrower or any of its Subsidiaries;

(c)          result in, or require the creation or imposition of, any Lien on any assets of Borrower or any of its Subsidiaries, other than Liens pursuant to the Security Documents;

(d)          any order, judgment or decree of any court or other agency of government binding on the Borrower or any of its Subsidiaries other than such order, judgment or decree that could not reasonably be expected to result in a Material Adverse Effect;

(e)          conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any of its Subsidiaries, the effect of which could not reasonably be expected to result in a Material Adverse Effect; or

(f)          require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Borrower or any of its Subsidiaries, except for such approvals or consents which have been obtained on or before the Closing Date and disclosed in writing to the Lenders and such approvals or consents the lack of which could not reasonably be expected to result in a Material Adverse Effect.

Section 4.04          Governmental Approval, Regulation, etc. No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by Borrower of this Agreement or by Borrower or any other Loan Party of any other Loan Document, the borrowing of the Revolving Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, or for the consummation of the Transactions, except (a) such as have been obtained or made and are in full force and effect, (b) filings and registrations necessary to perfect Liens under the Security Documents and (c) those that, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect. No Loan Party is required to register as an “investment company” under (and within the meaning of) the Investment Company Act of 1940, as amended. Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.05          Validity, etc. This Agreement has been duly executed and delivered by Borrower and upon execution and delivery of the other Loan Documents to which any Loan Party is a party, such Loan Documents will have been duly executed and delivered by such Loan Parties. This Agreement constitutes, and each other Loan Document to which any Loan Party is to be a party will, upon the due execution and delivery thereof and assuming the due execution and delivery of this Agreement by each of the other parties hereto, constitute, the legal, valid and binding obligation of each Loan Party that is a party hereto or thereto, enforceable in accordance with the respective terms hereof and thereof, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity and except, in the case of the Security Documents, as limited by applicable laws that may affect the remedies provided in the Security Documents which laws, however, do not make the remedies provided in the Security Document inadequate for the practical realization of the benefits intended to be afforded thereby.

Section 4.06          Financial Statements.

(a) The (i) audited consolidated balance sheets of Borrower as of December 31, 2007 and 2008, reported on by KPMG LLP, an independent registered accounting firm, and the related statements of income, stockholders’ equity and cash flows of Borrower for the Fiscal Years then ended and (ii) unaudited consolidated balance sheets of Borrower as of September 30, 2009 and the related statements of income, stockholders’ equity and cash flows of Borrower for the Fiscal Quarter then ended, copies of each of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP (subject to normal year end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above) consistently applied, and present fairly in all material respects the consolidated financial condition of Borrower as of the dates thereof and the results of its operations and cash flows for the periods then ended.

  (b) The Lenders have been provided true and complete copies of the pro forma consolidated balance sheet of Borrower as of September 30, 2009 prepared giving effect to the transactions contemplated under the Senior Notes Documents and the Specified Acquisition (the “Specified Transactions”) as if the Specified Transactions had occurred on such date (the “Pro Forma Balance Sheet”). Such pro forma consolidated balance sheet (i) was prepared in good faith based on assumptions set forth therein, (ii) accurately reflects in all material respects all adjustments necessary to give effect to the Specified Transactions, and (iii) presents fairly in all material respects the pro forma consolidated financial position of Borrower and its consolidated subsidiaries, as of the date on which the balance sheet was prepared, as if the Specified Transactions had occurred on such date.

Section 4.07          Projections. The Lenders have been provided copies of projections for Borrower for each Fiscal Year from and including Fiscal year 2010 through the Fiscal Year ending December 31, 2014, prepared on a quarterly basis through December 31, 2014 (the “Projections”). The assumptions made in preparing the Projections were believed by Borrower in good faith to be reasonable as of the date the Projections were provided to the Lenders, and all material assumptions are set forth therein (it being recognized by the Administrative Agent and the Lenders, however, that Projections are subject to significant uncertainties and contingencies, many of which are beyond Borrower’s control, that no assurances can be given that Projections will be realized and that the actual results will probably differ from the Projections and that the differences may be material).

Section 4.08          No Material Adverse Change. Since September 30, 2009, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.09          Adverse Proceedings, Etc. There is no Adverse Proceeding, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

Section 4.10          Payment of Taxes. Borrower and its Subsidiaries have filed (or had filed on their behalf) all material federal, foreign and all other material income tax returns and reports required by law to have been filed by them and have timely paid or caused to be paid all Taxes due, except for (i) any such Taxes which are being diligently contested in good faith by appropriate proceedings for which adequate reserves in accordance with GAAP have been set aside on their books and (ii) Taxes which could not, individually or in the aggregate, reasonably be expected to exceed $10.0 million. There is no Tax assessment, deficiency or audit now pending or proposed in writing that could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any of its Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” for U.S. tax purposes within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4.

Section 4.11           Properties.

(a)          Title. Borrower and its Subsidiaries have good and marketable title to, or valid leasehold interests in, or easements or other limited property interests in, or are licensed to use, all properties and assets material to the business of Borrower and its Subsidiaries (including all Closing Date Mortgaged Properties), except for defects in title that do not interfere in any material respect with Borrower’s or its Subsidiaries’ ability to conduct business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets including all Closing Date Mortgaged Properties are (i) free and clear of Liens other than Permitted Liens and (ii) in good operating order, condition and repair (ordinary wear and tear excepted)

(b)          Real Estate. Schedule 4.12 contains a true and complete list as of the Closing Date of all Real Estate Assets described in clause (a) and identifies whether such parcel is (i) owned by Borrower or any of its Subsidiaries or (ii) leased or subleased by Borrower or any of its Subsidiaries, as lessee.

(c)          Borrower and its Subsidiaries have complied with all obligations under all leases to which they are a party, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material

Adverse Effect. Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d)          As of the Closing Date, neither Borrower nor any of its Subsidiaries has received any written notice of, or has any knowledge of, any pending or contemplated condemnation or expropriation proceeding affecting any of the Closing Date Mortgaged Properties or any sale or disposition thereof in lieu of condemnation or expropriation.

(e)          No Mortgage encumbers improved real property that is located in a Flood Zone (except any such Property as to which flood insurance has been obtained and is in full force and effect as required by this Agreement).

Section 4.12          Environmental Matters.

(a)          Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect,

(i)           All Real Estate Assets owned, leased or operated by Borrower or any of its Subsidiaries, and all operations conducted thereon and therefrom, are in compliance with all Environmental Laws.

(ii)         There have been no Releases at, on, under or from any Real Estate Assets now or, to Borrower’s knowledge, previously owned, leased or operated by Borrower or any of its Subsidiaries.

(iii)         Borrower and its Subsidiaries have and are in compliance with all Environmental Permits necessary for their Real Estate Assets, operations, facilities and businesses and each is in full force and effect and neither Borrower nor its Subsidiaries have received any notice that any Environmental Permit will be suspended, revoked or otherwise modified.

(iv)         There are no underground storage tanks, active or abandoned, or related piping, including petroleum storage tanks or disposal areas, on or under any Real Estate Assets currently owned or, to Borrower’s knowledge, previously owned or currently or previously leased by Borrower or any of its Subsidiaries.

(v)         No Real Estate Assets now or previously owned, leased or operated by Borrower or any of its Subsidiaries and no location to which Borrower or any of its Subsidiaries has arranged for the disposal or treatment or arranged for the transportation for disposal or treatment of any Hazardous Material is listed or formally proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on the CERCLIS or on any similar list promulgated by a Governmental Authority or is the subject of any enforcement actions by any Governmental Authority or of other investigations or Remedial Action which could reasonably be expected to lead to any Environmental Claim against Borrower or any of its Subsidiaries.

(vi)         There are no polychlorinated biphenyl-containing equipment or friable asbestos present at any Real Estate Assets owned or, to Borrower’s knowledge, leased or operated by Borrower or any of its Subsidiaries.

(vii)         There are no pending or, to Borrower’s knowledge, threatened Environmental Claims or claims, complaints or notices received by Borrower or any of its Subsidiaries regarding Environmental Liability.

(viii)         Neither Borrower nor any of its Subsidiaries are currently conducting any Remedial Action which could reasonably be expected to result in material costs or liabilities, and neither Borrower nor any of its Subsidiaries is subject to, including by operation of law or contractual assumption, any obligation to conduct or finance a Remedial Action under Environmental Law.

(b)          Neither Borrower nor any of its Subsidiaries has received notice that a Lien has attached pursuant to any Environmental Law to any Real Estate Asset or other assets currently owned, or to Borrower’s knowledge, leased or operated by Borrower or its Subsidiaries.

Section 4.13          Compliance with Laws and Agreements. Neither Borrower nor any of its Subsidiaries has violated, is in violation of or has been given written notice of any violation of any requirements of law applicable to it or its Property or any indentures, agreements or other instruments binding upon it or its Property, except for any violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 4.14           [Reserved]

Section 4.15          Regulations U and X. The Revolving Loans, the use of the proceeds thereof, this Agreement and the transactions contemplated hereby will not result in a violation of any provision of Regulation U or Regulation X.

Section 4.16          Employee Matters. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, work stoppages or slowdowns against Borrower or any of its Subsidiaries pending or, to Borrower’s knowledge, threatened; (b) the hours worked by and payments made to employees of Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters; and (c) all payments due from Borrower and its Subsidiaries, or for which any claim may be made against Borrower and its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Borrower or any such Subsidiary.

Section 4.17          Employee Benefit Plans. The Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, in each case other than as could not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan (other than in the ordinary course) or any trust established under Title IV of ERISA has been or is reasonably expected to be incurred by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with respect to any Employee Benefit Plan. No ERISA Event that could reasonably be expected to result in a Material Adverse Effect has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws or as set forth in Borrower’s financial statements prepared in respect of its most recently contemplated fiscal year, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates. Except as set forth in Borrower’s financial statements prepared in respect of its most recently contemplated fiscal year, the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan) did not exceed the aggregate current fair market value of the assets of such Pension Plan. To the Borrower’s knowledge, as of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, if imposed on Borrower, could not reasonably be expected to result in a Material Adverse Effect. The Borrower, each of its Subsidiaries and each of their ERISA Affiliates are in compliance in all material respects with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.18          Solvency. On the Closing Date after giving effect to the application of the proceeds of the Revolving Loans made on the Closing Date, and on the date of, and after giving effect to, each subsequent Credit Extension each Loan Party represents that the Loan Parties, taken as a whole, are solvent. Neither Borrower nor any other Loan Party has executed this Agreement or any other Loan Document, in each case, to which it is a party, or made any transfer or incurred any obligations in connection with the Transactions, with actual intent to hinder, delay or defraud either present or future creditors.

Section 4.19          Related Documents. The Borrower has delivered to the Administrative Agent complete and correct copies of (i) each Related Document and of all exhibits and schedules thereto as of the date hereof and (ii) copies of each amendment, restatement, supplement or other modification to or waiver of each Related Document entered into after the date hereof.

Section 4.20          Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Administrative Agent or any Lender by or on behalf of Borrower or any of its Subsidiaries in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading as of the date made, in light of the circumstances under which they were made; provided that to the extent this or any such document, certificate or statement was based upon or constitutes a forecast or projection, Borrower represents only that it acted in good faith and utilized assumptions believed by it in good faith to be reasonable at the time of the preparation of such document, certificate or statement (it being understood that such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond Borrower’s control, that no assurance can be given that forecasts or projections will be realized, and that actual results may differ from projections and such difference may be material). There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.21          Senior Indebtedness. The Secured Obligations constitute “Priority Lien Obligations” and “First Out Obligations” under and as defined in the Collateral Trust Agreement.

Section 4.22          PATRIOT Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Revolving Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.23           [Reserved]

Section 4.24           Security Documents.

(a)           Each Non-U.S. Pledge Agreement will be, when the applicable steps described in the legal opinion delivered with such Non-U.S. Pledge Agreement are complied with, effective under applicable law to create in favor of the Collateral Trustee for its benefit and the benefit of the applicable Beneficiaries a legal, valid and enforceable security interest in the collateral pledged thereunder, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity and except as limited by applicable laws that may affect the remedies provided in the Security Documents, which laws, however, do not make the remedies provided in the Security Documents inadequate for the practical realization of the benefits intended to be afforded thereby, and, when the applicable steps described in the legal opinion delivered with such Non-U.S. Pledge Agreement are complied with, the Lien on such collateral created by such

Non-U.S. Pledge Agreement shall constitute under applicable law a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such collateral.

(b)          (i) The Pledge and Security Agreement is effective under New York law to create in favor of the Collateral Trustee, for its benefit and the benefit of the Beneficiaries, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge and Security Agreement) to the extent that a security interest can be created therein pursuant to Article 9 of the UCC, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity and except as limited by applicable laws that may affect the remedies provided in the Security Documents, which laws, however, do not make the remedies provided in the Security Documents inadequate for the practical realization of the benefits intended to be afforded thereby, and (ii) (x) when financing statements in appropriate form are filed in the offices specified on Schedule 4.02 to the Pledge and Security Agreement and (y) upon the taking of possession or control by the Collateral Trustee of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Trustee to the extent possession or control by the Collateral Trustee is required by the Pledge and Security Agreement), the Lien on such Collateral created by the Pledge and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral to the extent such Lien and security interest can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the Collateral Trustee, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(c)          When the filings described in clause (c)(ii)(x) above are made and when the applicable Intellectual Property Security Agreements are filed in the United States Patent and Trademark Office and/or the United States Copyright Office, the Lien on United States registered Intellectual Property described therein and constituting Collateral created by the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Intellectual Property to the extent that such a security interest can be perfected by such filings (it being understood that subsequent recordings in the United States Patent and Trademark Office and/or the United States Copyright Office may be necessary to perfect a Lien on Registered IP Collateral (as defined in the Pledge and Security Agreement) acquired or created by the Loan Parties after the Closing Date), in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(d)          Each Mortgage executed and delivered as of the Closing Date is, or, to the extent any Mortgage is duly executed and delivered thereafter by the relevant Loan Party, will be, effective to create, subject to the Permitted Mortgage Liens, in favor of the Collateral Trustee, for its benefit and the benefit of the applicable Beneficiaries, a legal, valid and enforceable Lien on and security interest in all of the Loan Parties’ right, title and interest in and to the real property thereunder, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity and except as limited by applicable laws that may affect the remedies provided in the Mortgages, which laws, however, do not make the remedies provided in the Mortgages inadequate for the practical realization of the benefits intended to be afforded thereby, and when the Mortgages are filed in the appropriate county offices, the Mortgages shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in such real property, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to the Permitted Mortgage Liens.

Section 4.25 Perfection Certificate. The representations and warranties contained in the Perfection Certificate are true and correct as of the Closing Date.

ARTICLE V.
AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees to comply with the covenants set forth in this Article V until the Revolving Commitments have expired or terminated and the Obligations (other than contingent indemnification and expense reimbursement obligations) payable hereunder or under any other Loan Document have been paid in full and all Letters of Credit have expired or terminated (or, as to any outstanding Letters of Credit, such Letters of Credit shall have been fully cash collateralized in an amount equal to 105% of the full amount of all Letters of Credit or backed by standby letters of credit reasonably acceptable to the Issuing Bank):

Section 5.01          Financial Statements and Other Reports. The Borrower shall deliver to the Administrative Agent (which shall furnish to each Lender):

(a)           Annual Financial Statements. as soon as available and in any event within 90 days (or, if such 90th day is not a Business Day, the next succeeding Business Day) after the end of each Fiscal Year, (i)a consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, cash flows and stockholders’ equity for such Fiscal Year, in comparative form with such financial statements as of the end of, and for, the preceding Fiscal Year, and notes thereto (including a note separating out Borrower, the Subsidiaries of the Borrower that are Loan Parties and the Subsidiaries of the Borrower that are not Loan Parties prepared in accordance with Section 3-10 of Regulation S-X), all prepared in accordance with GAAP and accompanied by an opinion of KPMG LLP or another independent registered public accounting firm of recognized national standing satisfactory to the Administrative Agent (which opinion shall not have an Impermissible Qualification), stating that such financial statements fairly present, in all material respects, the consolidated and consolidating financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP, and a Financial Officer Certification and a Narrative Report with respect thereto;

(b)           Quarterly Financial Statements.  as soon as available and in any event within 45 days (or, if such 45th day is not a Business Day, the next succeeding Business Day) after the end of each of the first three Fiscal Quarters of each Fiscal Year, (i)a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations, cash flows and stockholders’ equity for such Fiscal Quarter and the elapsed portion of such Fiscal Year and for the same Fiscal Quarter and elapsed period in the prior Fiscal Year, and notes thereto (including a note separating out Borrower, the Subsidiaries of the Borrower that are Loan Parties and the Subsidiaries of the Borrower that are not Loan Parties prepared in accordance with Section 3-10 of Regulation S-X), all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and accompanied by a certificate of a Financial Officer Certification and a Narrative Report;

(c)          Compliance Certificate. together with the financial statements described in Sections 5.01(a) and (b), a Compliance Certificate containing a computation in reasonable detail of, and showing compliance with, each of the Financial Covenants for the period covered by such financial statements, and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officer has not become aware of any Default that has occurred and is continuing, or, if such Financial Officer has become aware of such Default, describing such Default and the steps, if any, being taken to cure it;

(d)          Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.01(b) shall differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivision had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Administrative Agent;

(e)          Notice of Default. Promptly after any Authorized Officer of the Borrower obtaining knowledge (i)of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Borrower with respect thereto or (ii)of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(f)          Notice of Litigation. Promptly after any Authorized Officer of the Borrower obtaining knowledge of (i) any Adverse Proceeding, not previously disclosed in writing by the Borrower to the Lenders or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or affect the exercise of rights or performance of obligations under any Loan Document, a written notice thereof together with such other information as may be reasonably available to the Borrower to enable the Lenders to evaluate such matters;

(g)          ERISA. (i)promptly upon the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower or any of its Subsidiaries in an aggregate amount exceeding $10 million, a written notice specifying the nature thereof, what action Borrower or any of its Subsidiaries or other ERISA Entity has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto; and (ii)upon request by the Administrative Agent, copies of: (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) most recently filed by any ERISA entity with the Internal Revenue Service with respect to each Pension Plan; (B) the most recent actuarial valuation report for each Pension Plan; (C) all written notices received by any ERISA Entity from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (D) such other documents or governmental reports or filings relating to any Pension Plan sponsored by Borrower or any of its Subsidiaries as the Administrative Agent shall reasonably request;

(h)          Financial Plan. on the earlier to occur of (i)the date that is five (5) Business Days following approval of such budget by the Board of Directors of Borrower and (ii) the date that is 45 days after the commencement of each Fiscal Year, a detailed consolidated budget for Borrower and its Subsidiaries by Fiscal Quarter for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations as of the end of and for each Fiscal Quarter during such Fiscal Year) (a “Financial Plan”) and, promptly when available, any significant revisions of such budgets;

(i)          Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a certificate from the Borrower’s insurance broker(s) in form and substance reasonably satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by the Loan Parties and the other Restricted Subsidiaries;

(j)           Information Regarding Collateral.

(i)          the Borrower shall furnish to the Administrative Agent prompt written notice of any change (A)in any Loan Party’s corporate name, (B) in any Loan Party’s identity or corporate structure, (C)in any Loan Party’s jurisdiction of organization or (D)in any Loan Party’s Federal Taxpayer Identification Number or state organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings are promptly made under the UCC or otherwise that are required in order for the Collateral Trustee to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Documents; and

(ii)          the Borrower also agrees promptly to notify the Administrative Agent if any portion of the Collateral is damaged or destroyed unless such damage or destruction could not reasonably be expected to result in a Material Adverse Effect;

(k)          Accountant Reports. promptly upon receipt thereof, copies of all reports submitted to Borrower by an independent registered public accounting firm in connection with each annual, interim or special audit of the consolidated financial statements of Borrower and its Subsidiaries made by such accountants, including any management letters submitted by such accounting firm to management in connection with their annual audit and management’s responses thereto but excluding any local reports made by such accountants;

(l)           Certification of Public Information. The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains material non-public information shall not be posted on that portion of the Platform designated for such public-side Lenders. The Borrower agrees to clearly designate all Information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to public-side Lenders; provided that, unless the Borrower has indicated that a document or notice delivered pursuant to this Section 5.01 either does not contain material non-public information or is available for distribution to public-side Lenders, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to the Borrower, its Subsidiaries and their securities;

(m)           Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower or any of its Subsidiaries to their debt holders acting in such capacity, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the SEC and (B) such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent.

Information required to be delivered pursuant to subdivisions (a), (b) and (l)(A) of this Section 5.01 shall be deemed to have been delivered on the date on which any Loan Party provides notice to Administrative Agent that such information has been posted on such Loan Party’s Internet website, at http://www.sec.gov/, or at a website identified in such notice and accessible to Lenders without charge; provided that such Loan Party shall deliver paper copies of such information to any Lender that requests such delivery.

Section 5.02 Compliance with Laws. The Loan Parties will, and will cause each of their Subsidiaries to, comply in all respects with all applicable laws, rules, regulations and orders, such compliance to include the maintenance and preservation of their and their Subsidiaries’ qualification as a foreign corporation or partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), except where such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.03          Maintenance of Properties. Subject to Destruction (other than any Destruction resulting, directly or indirectly, from the actions of any Loan Party or any of their respective Subsidiaries) or a Taking, the Loan Parties will, and will cause each of their Subsidiaries to, maintain, preserve, protect and keep their material properties and assets in good repair, working order and condition (normal wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted; provided that nothing in this Section 5.03 shall prevent any Loan Party or its Subsidiary from discontinuing the operation and maintenance of any of such properties and assets if such discontinuance is, in the reasonable commercial judgment of such Loan Party, desirable in the conduct of its or their business and could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04          InsuranceThe Loan Parties will, and will cause each of their Subsidiaries to, maintain or cause to be maintained insurance with financially sound and responsible insurance companies (including reasonable amounts of business interruption coverage), with respect to their assets and properties material to the business of the Loan Parties and their respective Subsidiaries, and in any event with respect to each Mortgaged Property, against such casualties and contingencies and of such types and in such amounts with such deductibles as is comparable to that maintained by other companies of a similar size engaged in similar businesses in similar locations (which insurance shall include, in any event, with respect to each Mortgaged Property, flood insurance to the extent (including with respect to amounts) required in order to comply with law applicable to any Beneficiary, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time) and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of Borrower setting forth the nature and extent of all insurance maintained by the Loan Parties and their respective Subsidiaries in accordance with this Section 5.04. Each such casualty policy of insurance (other than business interruption) shall contain a “standard” or “New York” lender’s loss payable or mortgagee endorsement that names the Administrative Agent and Collateral Trustee, on behalf of the Beneficiaries, as additional insured or loss payees, as appropriate. In connection with the renewal of each such policy of insurance, Borrower promptly shall deliver to Administrative Agent a certificate from Borrower’s insurance broker substantially in the form of the certificates delivered on the Closing Date pursuant to Section 3.01(l) and, within 30 days of any material change in such insurance, Borrower shall provide notice thereof to the Administrative Agent.

Section 5.05          Books and Records; Inspections. The Loan Parties will, and will cause each of their Subsidiaries to, keep books and records which accurately reflect its business affairs in all material respects and material transactions and permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times during regular business hours and after reasonable notice, to visit all of its offices to discuss its financial matters with its officers and, with prior notice to Borrower and opportunity for Borrower to be present, independent registered accounting firm and, upon the reasonable request of the Administrative Agent or a Lender, to examine any of its books or other corporate or partnership records; provided that (i) such visits by the Lenders shall be coordinated by the Administrative Agent and (ii) so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to accommodate more than two such visits in any 12-month period or to reimburse the Administrative Agent or any Lender for more than one such visit in any 12-month period.

Section 5.06          Environmental.

(a)          Environmental Disclosure. The Loan Parties will, and will cause each of their Subsidiaries to:

(i)          use and operate all of its facilities and Real Estate Assets in compliance with all applicable Environmental Laws, which compliance shall include maintaining all Environmental Permits necessary for the operation of the business, and remain in compliance therewith, and generate, store, treat, dispose, use and otherwise handle all Hazardous Materials in compliance with all applicable Environmental Laws, except, in each case for any noncompliance that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)          promptly notify the Administrative Agent and provide copies of all Environmental Claims received by Borrower and its Subsidiaries relating to its operations, facilities and Real Estate Assets now or previously owned, leased or operated by Borrower or any of its Subsidiaries which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and promptly cure, have dismissed with prejudice or contest in good faith by appropriate proceedings (which shall be pursued diligently) any such claims and account for any such proceedings in accordance with GAAP, and keep the Administrative Agent reasonably informed of their actions;

(iii)          in the event of the existence of any Hazardous Material or Release or threatened Release of any Hazardous Material on, under or emanating from any Real Estate Asset now or previously owned, leased or operated by Borrower or any of its Subsidiaries which is in violation of any Environmental Law or which could reasonably be expected to result in Environmental Liability which violation or Environmental Liability could reasonably be expected to have a Material Adverse Effect, upon discovery thereof, either (i) take all reasonably appropriate steps to initiate and expeditiously complete all investigative, response, corrective and other action necessary to address any such adverse effect in accordance with and to the extent required by applicable Environmental Laws, account for any such actions or proceedings in accordance with GAAP, and keep the Administrative Agent reasonably informed of their actions or (ii) contest in good faith by appropriate proceedings (which shall be pursued diligently) any claims resulting therefrom and account for any such proceedings in accordance with GAAP, and keep the Administrative Agent reasonably informed of their actions;

(iv)          at the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, provide an environmental assessment report in form and substance reasonably acceptable to the Administrative Agent (“Environmental Report”) and prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, (i) for any Mortgaged Property if an Event of Default has occurred and is continuing or (ii) for any Real Estate Asset now or hereafter owned or leased by a Loan Party or any Subsidiary of a Loan Party and with respect to which the Administrative Agent or the Required Lenders at any other time reasonably believe (A)such Loan Party or such Real Estate Asset is not in compliance with Environmental Law; (B)there is a Release or threatened Release of Hazardous Material on, at, under or emanating from such Real Estate Asset; or (C) conditions exist that could reasonably be expected to form the basis of an Environmental Claim against such Loan Party or to result in Environmental Liability, in each case identified in clause (A), (B) or (C) herein, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Environmental Report shall, as applicable, address the presence or absence of Hazardous Materials at, on, or emanating from the Property, and include an estimate of the cost of any potential Remedial Action required by, or any corrective action for failure to comply with, Environmental Law. If any Loan Party fails to provide the requested Environmental Report within 60 days after such request is made, the Administrative Agent may order the same and such Loan Party shall grant and hereby grants to the Administrative Agent and the Required Lenders and their agents access to such Property to perform such environmental assessment, provided that the grant of such access shall be subject only to the contractual rights of tenants and to those reasonable and customary restrictions and requirements imposed by a prudent Property owner or operator on environmental consultants with regard to reasonable qualifications, insurance and procedures necessary to minimize damage to Property, and employee health and safety. The Environmental Report shall be prepared at the Loan Party’s sole cost and expense, whether commissioned by the Loan Party, the Administrative Agent or the Required Lenders; and

(v)          subject to clause (iv) above, provide such non-privileged information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 5.06. Provided, however, that if counsel to a Loan Party reasonably determines that a document otherwise required to be provided to the Administrative Agent pursuant to this Section 5.06 (or any other provision of this Agreement or any other Loan Document relating to environmental matters) is privileged, then in lieu of providing such document the Loan Party shall provide Administrative Agent with a notice identifying the author and recipient of such document and generally describing the contents of the document. Upon request of Administrative Agent, the Loan Parties shall take all reasonable steps necessary to provide Administrative Agent with the non-privileged information contained in any such privileged document.

Section 5.07          Guaranties

(a)          In the event that any Person becomes a Wholly-Owned Subsidiary of the Borrower that is a Restricted Subsidiary (other than a Foreign Subsidiary) after the date hereof, promptly cause such Wholly-Owned Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to the Administrative Agent and the Collateral Trustee a Counterpart Agreement.

(b)          With respect to each new Subsidiary, the Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Borrower and (ii) all of the data required to be set forth in Schedules 4.01 and 4.02 with respect to all Subsidiaries of the Borrower.

Section 5.08          Existence. Except as otherwise permitted under Section 6.10, the Loan Parties will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, and franchises material to the conduct of the business of Borrower and its Subsidiaries; provided, that the Loan Parties and their Subsidiaries shall not be required to renew or maintain any rights, licenses, permits, privileges or franchises which are not necessary for the conduct of their business unless failing to do so could reasonably be expected to have a Material Adverse Effect.

Section 5.09           [Reserved]

Section 5.10          Collateral. Within 30 days or such longer period as agreed by the Collateral Trustee (acting reasonably) after the acquisition or creation by any Loan Party of assets of the type that would have constituted Collateral on the Closing Date pursuant to the Security Documents (the “Additional Collateral”) as to which the Collateral Trustee does not have a perfected Lien (or within 60 days or such longer period as agreed by the Collateral Trustee (acting reasonably) after any such acquisition with respect to Additional Collateral that consists of Equity Interests of a Material Foreign Subsidiary that is a direct Subsidiary of Borrower or any Domestic Subsidiary), such Loan Party will take all necessary action, including the filing of supplemental IP Security Agreements in the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, and appropriate financing statements under the provisions of the UCC, applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate or entering into or amending the Security Documents, or in the case of the Equity Interests of a Material Foreign Subsidiary that is a direct Subsidiary of Borrower or any Domestic Subsidiary, (i)entering into a Non-U.S. Pledge Agreement providing for the Collateral Trustee to have an enforceable and perfected security interest in 65% of the Voting Stock of such Material Foreign Subsidiary and (ii) using reasonable efforts to deliver to the Collateral Trustee a written opinion of local counsel to the Loan Parties addressed to the Collateral Trustee in form and substance reasonably satisfactory to the Collateral Trustee, to grant to the Collateral Trustee for its benefit and the benefit of the Beneficiaries a perfected Lien on such Collateral pursuant to and to the full extent required by the Security Documents and this Agreement to the extent such Lien is required to be perfected under the Security Documents.

Section 5.11          Further Assurances. The Loan Parties will, and will cause each of their Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and the delivery of appropriate opinions of counsel) that may be required under any applicable law, or which the Administrative Agent, the Collateral Trustee or the Required Lenders may reasonably request, to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties and to the extent such Lien is required to be perfected under the Security Documents. The Loan Parties also agree to provide to the Administrative Agent and the Collateral Trustee, from time to time upon request of the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent and the Collateral Trustee as to the perfection and priority of the Liens created or intended to be created by the Security Documents. Upon the exercise by the Administrative Agent or the Collateral Trustee, following an Event of Default, of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Collateral Trustee may be

required to obtain from the Borrower or any of its Subsidiaries for such consent, approval, recording, qualification or authorization. This Section 5.11 is subject to the post-Closing Date time periods permitted pursuant to Section 5.13.

Section 5.12          Payment of Taxes and Claims. The Loan Parties will, and will cause each of their Subsidiaries to, pay and discharge all Taxes imposed upon it or upon its income or profits, or upon any properties or assets belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for Taxes which, if unpaid, might become a Lien or charge upon any properties or assets of such Loan Party or any of its respective Subsidiaries or cause a failure or forfeiture of title thereto; provided that no such Loan Party nor any of its respective Subsidiaries shall be required to pay any such Tax or claim (i) that is being diligently contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto in accordance with GAAP have been set aside on their books, or (ii) the nonpayment of which could not reasonably be expected to, individually or in the aggregate, result in a Tax liability exceeding $10.0 million.

Section 5.13          Post -Closing Obligations. Satisfy the requirements set forth on Schedule 5.13 on or before the date specified for such requirement or such later date to be determined by the Administrative Agent.

Section 5.14           Escrow Arrangements.

(a)          On or prior to the Closing Date, the Borrower shall establish an escrow account (the “ Escrow Account ”) with a Deposit Account Bank subject to (i)the Escrow Agreement and (ii)the lien of the Senior Notes Indenture.

(b)          On the Closing Date, the Borrower shall deposit $227,580,400, being proceeds of the issuance of the Senior Notes, into the Escrow Account.

ARTICLE VI.
NEGATIVE COVENANTS

Until the Revolving Commitments have expired or terminated and the Obligations (other than contingent indemnification and expense reimbursement obligations) payable hereunder or under any other Loan Document have been paid in full and all Letters of Credit have expired or terminated (or, as to any outstanding Letters of Credit, such Letters of Credit shall have been fully cash collateralized in an amount equal to 105% of the full amount of all Letters of Credit or backed by standby letters of credit reasonably acceptable to the Issuing Bank):

Section 6.01          Indebtedness; Certain Equity Securities. The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist (including by way of Guarantee) any Indebtedness, except:

(a)          Indebtedness set forth on Schedule 6.01 and Permitted Refinancing Indebtedness in respect thereof;

(b)           the Obligations;

(c)          Indebtedness (A) among the Loan Parties, (B) among Restricted Subsidiaries that are not Loan Parties, (C) owed by Loan Parties to any non-Loan Party that is a Subsidiary of Borrower; provided that the Indebtedness permitted by this clause (C) (i) shall be evidenced by an Intercompany Note, (ii) is unsecured and subordinate in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note, and (iii) such Indebtedness is permitted as an Investment under Section 6.04(v); and (D) owed by non-Loan Parties that are Restricted Subsidiaries to Loan Parties to the extent permitted under, and subject to the limit set forth in, Section 6.04(vi)(C); provided, that the Indebtedness permitted by this clause (D) shall be evidenced by an Intercompany Note, which shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement;

(d)          Indebtedness under the Senior Notes in an aggregate principal amount not to exceed $785,000,000 and any Permitted Refinancing Indebtedness in respect thereof;

(e)          Guarantees by the Borrower or any Restricted Subsidiary of the Indebtedness of the Borrower or any Restricted Subsidiary that the guarantor would have been permitted hereunder to incur as primary obligor;

(f)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business that is extinguished within five Business Days of its incurrence;

(g)          Indebtedness of Borrower or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financing or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, construction or improvement of Property, plant or equipment used in the business of the Loan Parties (whether through direct purchase of assets or through the acquisition of at least a majority of the Voting Stock of any Person owning such assets) and Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (g), not to exceed at any time outstanding the greater of (i) $15.0 million or(ii) 2% of Total Assets (determined on the date of incurrence of such Indebtedness);

(h)          Indebtedness under (x) non-speculative Hedge Agreements constituting Interest Rate Agreements and Currency Agreements, (y) Banking Product Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, and other cash management and similar arrangements in the ordinary course of business and (z) the Closing Date Hedge;

(i)           Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or Property, casualty or liability insurance to Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person;

(j)           Indebtedness in respect of performance bonds, bid bonds, appeal bonds, customs bonds, surety bonds, completion guarantees and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business;

(k)          Indebtedness arising from an agreement of Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with any acquisition or disposition of any business, assets or a Subsidiary of Borrower in accordance with the terms of this Agreement, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purposes of financing such acquisition;

(l)           Indebtedness of any Loan Party or any of its Restricted Subsidiaries evidenced by promissory notes issued to employees, former employees, directors or former directors of Holdings or any of its Subsidiaries in lieu of any cash payment permitted to be made under Section 6.06(iv); provided, however, that (A) all such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations (in the case of Borrower) or the related Guarantee (in the case of any other Loan Party) and (B) the aggregate principal amount of all such Indebtedness incurred in any Fiscal Year, when added to the aggregate amount of all repurchases made in such Fiscal Year pursuant to Section 6.06(iv), will not exceed $10.0 million;

(m)         unsecured Indebtedness in an aggregate principal amount not to exceed (i) prior to the consummation of the Specified Acquisition, $150 million and (ii)from the consummation of the Specified Acquisition, $250 million in each case, to finance Permitted Acquisitions and any Permitted Refinancing Indebtedness with respect thereto.

(n)          Indebtedness with respect to deposits or advances by customers of Borrower or any of its Subsidiaries in the ordinary course of business;

(o)          Indebtedness arising from deposits in respect of sublease agreements in an amount not to exceed $10.0 million at any time outstanding;

(p)          (i) Indebtedness of a Person that becomes a Restricted Subsidiary after the Closing Date in a transaction permitted hereunder; provided, that (x) such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by Borrower or any of its Subsidiaries (other than by any such person that so becomes a Subsidiary) and (ii) any Permitted Refinancing Indebtedness with respect thereto;

(q) Indebtedness in an amount not to exceed, together with the redemption amount of any Disqualified Capital Stock, $50 million at any time outstanding.

(r)          Indebtedness of Foreign Subsidiaries (including without duplication Guarantees by Foreign Subsidiaries of Indebtedness of other Foreign Subsidiaries) in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness with respect thereto, not to exceed at any time outstanding the greater of (a) $20.0 million or (b) 5.0% of Total Assets of Foreign Subsidiaries determined as of any date of incurrence;

Accrual of interest or dividends, the accretion of accreted value or original issue discount and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness, the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that (1) the dollar-equivalent principal amount of any such Indebtedness outstanding or committed on the Closing Date will be calculated based on the relevant currency exchange rate in effect on the Closing Date, and (2) if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency than the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 6.02         Liens. The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired or created by them, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (herein collectively referred to as “Permitted Liens”):

(i)         Liens with respect to the payment of taxes, assessments or governmental charges in each case that are (x) not yet due and payable or (y) being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(ii)        Liens of landlords arising by statute and liens of carriers, suppliers, mechanics, carriers, materialmen, warehousemen, repairmen or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(iii)        Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts, statutory obligations, leases and surety, appeal, customs or performance and return-of-money bonds (including with respect to environmental matters) and other similar obligations (but excluding in all cases Liens securing the repayment of borrowed money);

(iv)  encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property and Permitted Mortgage Liens;

(v) leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(vi) precautionary financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a capital lease;

(vii) Liens securing purchase money or mortgage financing Indebtedness or Capital Lease Obligations permitted by Section 6.01(g) on Property described in such Section and any Permitted Refinancing Indebtedness in respect thereof, in each case (A) to the extent the Liens securing such Indebtedness shall be created within 180 days of the incurrence of such Indebtedness or Permitted Refinancing Indebtedness, as the case may be, and (B) to the extent such Liens do not extend to any Property other than the Property acquired with such Indebtedness or Capital Lease Obligations (and improvements thereon);

(viii) Liens securing (A) obligations under Hedge Agreements permitted by Section 6.01(h) entered into with a Lender Counterparty, (B) obligations under the Closing Date Hedge, and (C) Banking Product Obligations owed to a Lender Counterparty, in each case which are secured on a pari passu basis with the Revolving Loans (subject in each case to the terms of the Collateral Trust Agreement);

(ix)  Liens securing Obligations under the Loan Documents;

(x)  judgment Liens not constituting an Event of Default;

(xi) (A) Liens existing on the Closing Date and disclosed on Schedule 6.02 and (B) Liens replacing the Liens referred to in clause (A) and Liens securing Permitted Refinancing Indebtedness secured by the Liens referred to in clause (A); provided that in the case of clause (B) any such Lien (x) does not secure an aggregate amount of Indebtedness, together with accrued and unpaid interest thereon, plus the stated amount of any premium and other payments required to be paid in connection with such refinancing, plus the amount of expenses incurred in connection with such refinancing, if any, greater than that secured on the Closing Date and (y) does not encumber any Property other than the Property subject thereto on the Closing Date (other than improvements thereon);

(xii)         Liens securing the Indebtedness and other obligations incurred pursuant to the Senior Notes and Permitted Refinancing Indebtedness with respect thereto, subject to the Collateral Trust Agreement;

(xiii)        exceptions listed in each title insurance policy insuring the Mortgages on each Mortgaged Property and any Liens permitted by any Mortgage;

(xiv)        Liens on Property of a Person existing at the time such Person is merged with or into or consolidated with any Loan Party or Restricted Subsidiary or otherwise becomes a Loan Party or Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger (and were not granted in anticipation thereof) or consolidation or such person becoming a Loan Party or Restricted Subsidiary and do not extend to any assets other than those of the Person merged into or consolidated with any Loan Party or Restricted Subsidiary or otherwise becoming a Loan Party or Restricted Subsidiary;

(xv)        Liens on Property or assets existing at the time of acquisition of the Property or assets by any Loan Party or any Restricted Subsidiary; provided that such Liens (A) were in existence prior to the consummation of such acquisition and (B) were not created in anticipation thereof;

(xvi)        any interest or title of a lessor under any capital lease; provided that interest or title does not extend to any Property other than the Property leased by such lessor to any Loan Party or any Restricted Subsidiary under such capital lease;

(xvii)        non-exclusive outbound licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by any Loan Party or any Subsidiary in the ordinary course of business consistent with past practice and not interfering in any material respect with the ordinary conduct of or materially detracting from the value of the business of such Loan Party or Subsidiary;

(xviii)         Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other Property relating to letters of credit and products and proceeds thereof;

(xix)         bankers’ liens in the nature of rights of setoff arising in the ordinary course of business and consistent with industry practice;

(xx)          Liens on the Equity Interests of Foreign Subsidiaries of the Loan Parties in favor of the collateral agent under the Existing Credit Facilities (for no longer than 60 days after the Closing Date or such longer period as the Collateral Trustee shall approve);

(xxi)         Liens securing other obligations in an aggregate amount not to exceed $25 million at any one time outstanding;

(xxii)        Liens pursuant to the Escrow Agreement securing the Senior Notes;

(xxiii)          Liens in favor of the Borrower or any Loan Party or Liens on the property of a Restricted Subsidiary that is not a Loan Party in favor of another Restricted Subsidiary that is not a Loan Party; and

(xxiv)         Liens on the assets of any Foreign Subsidiary to secure Indebtedness incurred pursuant to Section 6.01(q) and (r);

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Equity Interests of any Domestic Subsidiary or any first tier Foreign Subsidiary other than Liens granted pursuant to the Security Documents, and other than Liens permitted under clause (xii) and (xx) of this Section or identified on Schedule 6.02.

Section 6.03          No Further Negative Pledges. The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Secured Obligations except:

(a)          prohibitions contained in this Agreement or any other Loan Document and in other agreements existing on the Closing Date and listed on Schedule 6.03 (including any modification or amended thereof that does not materially expand the scope of any such prohibition);

(b)          with respect to Property encumbered by Permitted Liens of the type sdescribed in Section 6.02(iii), (vii), and (xvi), so long as such restriction applies only to the Property encumbered by such Permitted Lien;

(c)          prohibitions under agreements that only affect Foreign Subsidiaries (including any modification or amendment thereof that does not materially expand the scope of any such prohibition);

(d)          [Reserved];

(e)          customary prohibitions contained in agreements relating to the sale of aSubsidiary or Property pending such sale; provided such prohibition applies only to the Subsidiary or Property that is to be sold and such sale is permitted by Section 6.05;

(f)        restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and service contracts entered into in the ordinary course of business (provided that such restrictions are limited to the assets or agreements, as the case may be);

(g)           restrictions under the Senior Notes the Escrow Agreement or the Closing Date Hedge (including any modification or amendment thereof that does not expand the scope thereof); and

(h)          provisions in Permitted Refinancing Indebtedness with respect to Indebtedness that contains prohibitions otherwise permitted by this Section 6.03; provided that the prohibitions contained in the agreements governing such Permitted Refinancing Indebtedness

.
are not more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced.

Section 6.04         Investments, Loans, Advances, Guarantees and Acquisitions. The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or permit to exist any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing, an “Investment” and collectively, “Investments”), except:

(i)         Permitted Investments;

(ii)        Investments existing on the Closing Date and set forth on Schedule 6.04 and any renewals, amendments and replacements thereof that do not increase the amount thereof that was in existence on the Closing Date;

(iii)        Investments in Hedge Agreements permitted by Section 6.01, and in the Closing Date Hedge;

(iv)        Investments in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Borrower or any Subsidiary or in satisfaction of judgments;

(v)        (A) Investments in securities of any trade debtor or customer received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of such trade creditor or customer and (B) Investments acquired as a result of a foreclosure by the Borrower or a Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default.

(vi)        Investments (A) by any Loan Party in any other Loan Party, (B) by any Restricted Subsidiary that is a non-Loan Party in any other Restricted Subsidiary that is a non-Loan Party or in any Loan Party and (C) by any Loan Party in any non-Loan Party that is a Restricted Subsidiary in an aggregate amount that, when taken together with Indebtedness incurred pursuant to Section 6.01(c)(D) does not exceed $50.0 million at any time outstanding, (calculated based on the original cost thereof net of cash returns of capital in respect of such Investment); provided further that, if any Investment in the form of a loan or advance shall be evidenced by a promissory note, such note shall be substantially in the form of Exhibit F and, in the case of a loan or advance by a Loan Party, shall be pledged by such Loan Party as Collateral pursuant to the Security Documents;

(vii)         Investments consisting of Guarantees permitted by Section 6.01;

(viii)         Investments consisting of Guarantees by any Loan Party of obligations (other than Indebtedness) of any Restricted Subsidiary in connection with comfort letters, expense reimbursement obligations, indemnities, operating leases and performance guarantees made, in each case, in the ordinary course of business and other Investments consisting of Guarantees by any Loan Party of obligations (other than Indebtedness) not exceeding $15.0 million in the aggregate;

(ix)      loans and advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any time outstanding;

(x)       Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(xi)      Investments made by Borrower or any Restricted Subsidiary as a result of consideration received in connection with a sale, transfer or disposition permitted by Section 6.05;

(xii)         Permitted Acquisitions;

(xiii)    Investments (other than any Business Acquisitions) the consideration for which consists solely of shares of Qualified Capital Stock of Borrower (or its parent company) or which are made from the proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings or Borrower or an employee stock ownership plan or other trust established by Borrower or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to Borrower or any of its Subsidiaries) of shares of Qualified Capital Stock of Borrower (or its parent company) or from any contribution of capital to the Borrower;

(xiv)       Investments  made  to  effect  capital  expenditures  permitted  by  this Agreement;

(xv)         Permitted Post-Acquisition Restructuring Transactions;

(xvi)    other Investments of Borrower or any Subsidiary in an aggregate amount not to exceed $50.0 million at any time outstanding;

(xvii)   Investments in receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including reasonable concessionary terms);

(xviii)  Investments that are payroll advances and travel advances, and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business consistent with industry practice;

(xix)     Investments consisting of repurchase of the Senior Notes, to the extent otherwise permitted hereunder, provided that no Event of Default has occurred and is continuing; and

(xx)         the transactions contemplated by the Acquisition Agreement to occur upon consummation of the Specified Acquisition.

Section 6.05         Asset Sales. The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, sell, transfer, abandon or otherwise dispose of any asset, including any Equity Interest owned by them, except:

(i)           sales of equipment that, in the reasonable judgment of Borrower, is no longer used or useful in the conduct of the business of the Loan Parties;

(ii)          dispositions of equipment to the extent that (A) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (B) the proceeds of such dispositions are reasonably promptly applied to the purchase price of such replacement equipment;

(iii)         sales, transfers and dispositions (A) by the Borrower or any Restricted Subsidiary to any other Loan Party; provided that the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Trustee to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Trustee pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.10, 5.11 or 5.13. in each case on the terms set forth therein and to the extent applicable, or (B) by any Restricted Subsidiary that is a non-Loan Party to any other Restricted Subsidiary that is a non-Loan Party or (C) otherwise permitted by Section 6.10;

(iv)          incurrences of Liens permitted by Section 6.02, making of Investments permitted under Section 6.04, Restricted Junior Payments permitted under Section 6.06 and equity issuances permitted under Section 6.10;

(v)          sales or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(vi)           the lease or sublease of Real Property in the ordinary course of business;

(vii)         sales of Permitted Investments in a manner not otherwise prohibited hereby;

(viii)         sales in connection with Sale/Leaseback Transactions; provided that any Indebtedness in respect of such Sale/Leaseback Transaction is permitted by Section 6.01 and any Lien arising from such Sale/Leaseback Transaction is permitted by Section 6.02;

(ix)         any disposition that is required to be made in connection with the Specified Acquisition or any Permitted Acquisition or that is an Excluded Post-

Acquisition Asset Sale, or that would satisfy the definition of Excluded Post-Acquisition Asset Sale except that it is made in connection with a Specified Acquisition rather than a Permitted Acquisition.

(x)           sales of Inventory in the ordinary course of business;

(xi           substantially concurrent exchanges of assets of such Person (including Equity Interests of a Subsidiary) for assets of another Person, which assets are useful in a Permitted Business and which assets acquired have a fair market value not less than the fair market value of the assets disposed of; provided that to the extent the assets exchanged constituted Collateral, the assets acquired in exchange therefor shall constitute Collateral hereunder and concurrent with the acquisition thereof (and not within 30 days as contemplated in Section 5.10) all such assets shall be made subject to Liens under the Security Documents in accordance with Sections 5.10 and 5.11; and provided, further, that the aggregate fair market value of the assets of the Loan Parties subject to such exchanges since the Closing Date shall not exceed $50.0 million in the aggregate;

(xii)         any other asset sale or disposition not to exceed $50.0 million in the aggregate in any Fiscal Year, provided that no Event of Default has occurred and is continuing at the time when a definitive agreement is reached with a third Person to sell, transfer or otherwise dispose of such assets to such third Person; and

(xiii)        the sale of the Brookpark Property;

provided that (A) all transactions permitted by clauses (vi), (vii), (viii), (xii) and (xiii) shall be for fair value and at least 75% of the consideration therefor shall consist of cash, Permitted Investments, liabilities of Borrower or any Subsidiary assumed by the transferee thereof, or any combination of the foregoing; (B) to the extent the Required Lenders waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Loan Party) shall be sold free and clear of the Liens created by the Security Documents, and the Collateral Trustee shall take all actions it deems appropriate in order to effect the foregoing, provided that the proceeds of such sales shall become subject to the Liens created by the Security Documents; and (C) to the extent that any sale, transfer or disposition of assets (or series of related sales, transfers or dispositions) permitted hereunder results in proceeds in excess of $5.0 million, such transaction shall have been approved by the Board of Directors of such Person.

Section 6.06         Restricted Junior Payments. The Loan Parties will not, and will not permit any Restricted Subsidiary to, directly or indirectly, declare or make, directly or indirectly, any Restricted Junior Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)         any Subsidiary of Borrower (A) may pay Restricted Junior Payments to Borrower or any wholly owned Subsidiary of Borrower and (B) if such Subsidiary is not a wholly owned Subsidiary of Borrower, may pay Restricted Junior Payments to its shareholders generally so long as Borrower or its Subsidiary which owns the equity interest or interests in the Subsidiary paying such Restricted Junior Payments receives at least its proportionate share thereof (based upon its relative holdings of Equity

Interests in the Subsidiary paying such Restricted Junior Payments and taking into account the relative preferences, if any, of the various classes of equity interests in such Subsidiary);

(ii)         to the extent actually used by Holdings to pay such taxes, costs and expenses, payments by Borrower to or on behalf of Holdings (A) in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Holdings, and (B) in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holding but in any event not to exceed $5.0 million in any Fiscal Year; and

(iii)         if Borrower is a member of a group (that includes Holdings) filing a consolidated or combined federal, or consolidated combined or unitary state or local tax returns to pay consolidated or combined federal, or consolidated, combined or unitary state or local taxes not payable directly by Borrower or any of its Subsidiaries, which payments by Borrower or its Subsidiaries are not in excess of the tax liabilities that would have been payable by Borrower and its Subsidiaries if Borrower and its relevant Subsidiaries were filing a separate consolidated or combined return, as the case may be;

(iv)         so long as no Event of Default has occurred and is continuing or would result therefrom, to repurchase outstanding warrants or options from employees, former employees, directors or former directors of any Loan Party or any of its Subsidiaries pursuant to stock option plans or employment agreements in an aggregate amount, when added to the aggregate principal amount of all Indebtedness incurred under Section 6.01(l) during such Fiscal Year, not to exceed $10.0 million in any Fiscal Year;

(v)          the repurchase of Equity Interests of Holdings, Borrower or any of its Restricted Subsidiaries to the extent deemed to occur upon the exercise of stock options, upon surrender of Equity Interests to pay the exercise price of such options;

(vi)         to the extent constituting a Restricted Junior Payment, payments to General Electric or its Affiliates pursuant to the Tax Matters Agreement, dated June 21, 2002, among General Electric, GE Investments, Inc. and Global Acquisition Corporation, as in effect on the date of this Agreement;

(vii)        Borrower or any of its Subsidiaries may make cash payments to repurchase, redeem or otherwise acquire Equity Interests of Holdings or Borrower issued as consideration for any Investment made after the Closing Date to the extent that such Person would have been permitted to make such Investment in cash in an amount equal to such cash payment at the time of such cash payment under the terms of this Agreement; provided that such Investment shall thereafter be deemed to have been made in cash at the time of such cash payment for the purpose of this Agreement;

(viii)       the retirement of any shares of Disqualified Stock of Borrower by conversion into, or by exchange for, shares of Disqualified Stock of Borrower, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Borrower) of other shares of Disqualified Stock of Borrower; provided that the Disqualified Stock of Borrower that replaces the retired shares of Disqualified Stock of Borrower will not require the direct or indirect payment of any liquidation preference earlier in time than the final stated maturity of the retired shares of Disqualified Stock of Borrower;

(ix)          payments to the Principals or any of their Affiliates permitted by Section 6.07(vii) including payments to Holdings to fund such payments;

(x)          so long as no Event of Default has occurred and is continuing, and subject to a Net Leverage Ratio less than or equal to 3.25:1 on a Pro Forma Basis, the payment of dividends (A) on Borrower’s common stock (or the payment of dividends to any direct or indirect parent of Borrower to fund the payment by such direct or indirect parent of Borrower of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by Borrower from any public offering of common stock of Borrower or any direct or indirect parent of Borrower and (B) to Holdings, the proceeds of which are used solely for the purpose of prepaying principal and accrued interest under Holdings’ 14.2% subordinated notes due October 5, 2017;

(xi)          (x) the transactions contemplated by the Acquisition Agreement to occur upon consummation of the Specified Acquisition and (y) Restricted Junior Payments to Holdings to pay fees and expenses incurred in connection with the Transaction and the Specified Acquisition (not to exceed $65 million together with payments pursuant to 6.07(x));

(xii)         so long as no Default or Event of Default has occurred and is continuing, and subject to compliance with the Financial Covenants on a Pro Forma Basis, other Restricted Junior Payments in an aggregate amount, not to exceed $15 million;

(xiii)        the payment of any Restricted Junior Payment or the consummation of any irrevocable redemption within 60 days after the date of declaration of the Restricted Junior Payment or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the Restricted Junior Payment or redemption payment would have complied with the provisions of this Agreement;

(xiv)        the making of any Restricted Junior Payments in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale of, Qualified Capital Stock of Borrower (other than Equity Interests issued or sold to a Subsidiary of the Borrower or an employee stock ownership plan or other trust established by the Borrower or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to Borrower or any of its Subsidiaries or Indebtedness Guaranteed by the Borrower or any of its Subsidiaries);

(xv)         Borrower may make a Restricted Junior Payment or distribution to Holdings on or around the Closing Date solely for the purpose of prepaying principal and accrued interest under Holdings’ 14.2% subordinated notes due October 5, 2017, in an aggregate amount not to exceed $35,000,000;

(xvi)        refinancings of Indebtedness to the extent permitted by Section 6.01;

(xvii)       (A) prepayment of intercompany debt owed by any Loan Party or any of its Subsidiaries and (B) conversion of any intercompany debt of any Loan Party or any of its Subsidiaries into equity interests in a Subsidiary to the extent such investment would be permitted under Section 6.04; provided that, in the case of this clause (iii), no prepayment of intercompany debt owed by a Loan Party to any non -Loan Party and no conversion to equity of intercompany debt owed by any non-Loan Party to any Loan Party shall be permitted if an Event of Default has occurred and is continuing or would result therefrom;

(xviii)      Restricted Junior Payments described in clause (v)(A) of the definition thereof, subject to and in accordance with all subordination provisions and subordination agreements governing the subordinated debt;

(xix)        Restricted Junior Payments described in clause (v)(B) of the definition thereof, provided that at the time of such payment no Event of Default has occurred and is continuing;

(xx)         Permitted Post-Acquisition Restructuring Transactions; and

(xxi)        Dividends to Holdings used to pay the Inovis Termination Fee and the GE Capital Raising Fees.

Section 6.07         Transactions with Affiliates. The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, sell, lease or otherwise transfer any Property or assets to, or purchase, lease or otherwise acquire any Property or assets from, or otherwise engage in any other transactions with, or for the direct benefit of, any of their Affiliates, except:

(i)           (x) transactions between or among Loan Parties (y) payments pursuant to an agreement by and among Holdings, Borrower and each of the members of Holdings’ “affiliated group” (as defined in the Code) regarding the sharing of liabilities for Taxes, and (z) transactions among Foreign Subsidiaries not involving any Loan Party;

(ii)          fees and compensation, benefits and incentive arrangements (including stock option and stock ownership plans) paid or provided by the Loan Parties or their Subsidiaries to, and any indemnity provided on behalf of, officers, directors or employees of the Loan Parties or any Subsidiary as determined in good faith by the Board of Directors of Borrower;

(iii)          loans and advances to employees of the Loan Parties or any Subsidiary permitted by Section 6.04(viii);

(iv)         transactions pursuant to the agreements set forth on Schedule 6.07;

(v)          any Restricted Junior Payment permitted by Section 6.06;

(vi)         transactions between any Loan Party or any Subsidiary with any Joint Venture, so long as no Affiliate of Borrower (other than Holdings, indirectly through Borrower, or any other Loan Party) has an Equity Interest in such Joint Venture or the other parties to the Joint Venture;

(vii)         so long as no Default has occurred and is continuing or would result therefrom, the payment of management, consulting, monitoring and advisory fees to Holdings or Principals or any of its Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in an amount not to exceed the sum of (x) $4.0 million in any Fiscal Year plus (y) any related reasonable out-of-pocket expenses;

(viii)       transactions permitted by Sections 6.01(c), 6.01(e), 6.01(l), 6.04(v), (vi), (vii), (xvi) and (xviii);

(ix)          sales of Equity Interests of Borrower to Principals and their Related Parties;

(x)           the reimbursement of any fees or expenses incurred with respect to the Transactions and the Specified Acquisition not to exceed $65 million in the aggregate;

(xi)          transactions occurring on terms that are not less favorable to the relevant Loan Party or the relevant Restricted Subsidiary than those that would reasonably be expected to have been obtained in a comparable transaction by such Loan Party or such Restricted Subsidiary with an unrelated Person; provided that (a) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Borrower set forth in an officers’ certificate certifying that such transaction complies with this Agreement and that such transaction has been approved by a majority of the disinterested members of the Board of Directors of Borrower, and (b) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to Borrower or such Subsidiary of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; and

(xii)         each of the following transactions (and payments made in connection therewith) entered into in the ordinary course of business and otherwise permitted pursuant to the other Sections of this Agreement: (i) transactions with customers, suppliers, contractors, joint venture partners or third party purchasers or sellers of goods or services entered in the ordinary course of business on behalf or for the benefit of the Borrower or any Restricted Subsidiary and payments related thereto; (ii) the provision of insurance coverage on behalf of Borrower or any Restricted Subsidiary in the ordinary course of business, (iii) the provision of support and software development services to the Borrower or any Subsidiary in the ordinary course of business, and (iv) non-exclusive licenses of intellectual property to the Borrower or any Restricted Subsidiary in the ordinary course of business.

Section 6.08          Restrictions on Subsidiary Distributions . Except as provided herein, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of the Borrower to (i) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Equity Interests owned by the Borrower or any other Subsidiary of the Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Restricted Subsidiary of the Borrower, (iii) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (iv) transfer, lease or license any of its Property or assets to the Borrower or any other Restricted Subsidiary of the Borrower other than restrictions that are:

(a)          contained in this Agreement or any other Loan Document and in other agreements existing on the Closing Date and listed on Schedule 6.03 (including any modification or amendment thereof that does not expand the scope of any such prohibition);

(b)          described in clause (iv) above, with respect to Property encumbered by Permitted Liens of a type described in Section 6.02(iii), (vii) and (xvi), as long as any such restriction applies only to the Property encumbered by such Permitted Lien;

(c)          contained in any agreement in effect at the time any Person becomes a Restricted Subsidiary of Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary (including any modification or amendment thereof that does not expanding the scope of any such prohibition);

(d)          customary restrictions contained in agreements relating to the sale of a Subsidiary or Property pending such sale; provided such prohibition applies only to the Subsidiary or Property that is to be sold and such sale is permitted by Section 6.05;

(e)          described in clause (iv) above, by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and service contracts in the ordinary course of business (provided that such restrictions are limited to the assets or property agreements, as the case may be);

(f)          set forth in the Senior Notes (including any modification or amendment thereof that does not expand the scope thereof), the Escrow Agreement or the Closing Date Hedge to the extent it incorporates provisions of this Agreement;

(g)          provisions in Permitted Refinancing Indebtedness with respect to Indebtedness that contains prohibitions otherwise permitted by Section 6.03; provided that the prohibitions contained in the agreements governing such Permitted Refinancing Indebtedness are not more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(h)          described in clause (iv) above, on cash or other deposits imposed by customers under contracts or contained in leases and other agreements entered into in the ordinary course of business.

Section 6.09          Financial Covenants. The Borrower shall not:

(a)          Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 30, 2010, to be less than (a) for each Fiscal Quarter ending prior to the consummation of the Specified Acquisition, 1.50:1 and (b) for each Quarter ending thereafter 1.75:1.00;

(b)          Net Leverage Ratio. Permit the Net Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 30, 2010, to exceed (a) for each Fiscal Quarter ending prior to the amendment of the Specified Acquisition, 5.75:1 and (b) for each Fiscal Quarter ending thereafter 5.25:1; or

(c)          Certain Calculations. For purposes of determining compliance with the financial covenants set forth in this Section 6.09, Consolidated Adjusted EBITDA and the components of Consolidated Interest Expense shall be calculated in accordance with Section 1.03(b).

Section 6.10          Fundamental Changes; Disposition of Assets.

(a)       The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with them, or liquidate, wind up or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge into or consolidate with Borrower in a transaction in which Borrower is the surviving corporation, (ii) any Subsidiary may merge or consolidate with or into any wholly owned Restricted Subsidiary; provided that, if either Subsidiary is a Guarantor, then the surviving entity must be a Guarantor, (iii) any Foreign Subsidiary may merge or consolidate with or into a Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary; provided that if either Subsidiary is a Guarantor then the surviving entity must be a Guarantor, (iv) Permitted Acquisitions and other Permitted Investments shall be permitted, and (v) any Subsidiary of Borrower may liquidate, windup or dissolve, provided that such liquidation, winding up or dissolution could not reasonably be expected to have a Material Adverse Effect; provided that in connection with any merger, consolidation, liquidation, wind-up or dissolution involving a Loan Party, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Trustee to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Trustee pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.10 and 5.11, in each case on the terms set forth therein and to the extent applicable.

(b)          Notwithstanding the foregoing, (A) any Restricted Subsidiary of Borrower may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Borrower or any Guarantor (provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Trustee to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Trustee pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.10 and 5.11, in each case on the terms set forth therein and to the extent applicable), and (B) any Foreign Subsidiary may dispose of any assets to any other Foreign Subsidiary that is a Restricted Subsidiary.

Section 6.11          Conduct of Business. From and after the Closing Date, engage in any business (either directly or through a Subsidiary) other than a Permitted Business.

Section 6.12          Amendments or Waivers of Organizational Documents, Related Documents, Material Contracts and Certain Indebtedness. The Loan Parties will not and will not permit any Restricted Subsidiary to agree to any material amendment, restatement, supplement or other modification to, waiver of or termination of (other than in accordance with the regularly scheduled termination date) any of its Organizational Documents.

Section 6.13          Fiscal Year. The Borrower will not and will not permit any Restricted Subsidiary to Change its Fiscal Year-end from December 31.

Section 6.14          Escrow Account. The Borrower will not and will not permit a Restricted Subsidiary to:

(a)          retain any funds in the Escrow Account on or after the date that is six months from the Closing Date.

(b)          transfer any funds from the Escrow Account other than in accordance with the terms of the Escrow Agreement as in effect in the Closing Date and as amended with the consent of the Administrative Agent, such consent not to be reasonably withheld or delayed.

ARTICLE VII.
GUARANTY

Section 7.01         Guaranty of the Secured Obligations. Subject to the provisions of Section 7.02, the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Secured Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.02         Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii)the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b)the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of any applicable law; provided, that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03         Payment by Guarantors. Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), the Guarantors shall upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid.

Section 7.04          Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than the satisfaction of the Release Conditions or as provided in Section 7.12 below. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)          this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)          the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)          the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d)          payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)          any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Secured Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or any Secured Hedge Agreements; and

(f)          this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than satisfaction of the Release Conditions or as provided in Section 7.12 below), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or any Secured Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Secured Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Secured Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or any of the Secured Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05          Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries and to the extent permitted by law: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit

Account or credit on the books of any Beneficiary in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e)(i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any Property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Secured Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.06          Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Release Conditions shall have been satisfied each Guarantor hereby waives, to the extent permitted by law, any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a)any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b)any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c)any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Release Conditions shall have been satisfied each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when Release Conditions shall have been satisfied, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07           [Reserved]

Section 7.08          Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until Release Conditions shall have been satisfied. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09          Authority of Guarantors or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10          Financial Condition of the Borrower. Any Credit Extension may be made to the Borrower or continued from time to time, and any Secured Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Secured Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents and the Secured Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

Section 7.11          Bankruptcy, Etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)          Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors shall permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent or Collateral Trustee, as applicable, or allow the claim of the Administrative Agent or Collateral Trustee, as applicable, in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)          In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12          Discharge of Guaranty Upon Sale of Guarantor. If a majority of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale.

ARTICLE VIII.
EVENTS OF DEFAULT

Section 8.01          Events of Default. If any one or more of the following conditions or events occur:

(a)          Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due any installment of principal of any Revolving Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to the Issuing Bank or the Underlying Issuer in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Revolving Loan or any fee or any other amount due hereunder within three (3) Business Days after the date due; or

(b)          Default Under Other Agreements. (i) Failure of any Loan Party or any of their respective Restricted Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a)) with an aggregate principal amount (or Net Mark-to-Market Exposure) of $25,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (1) one or more items of Indebtedness in the aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)          Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.06, Sections 5.01(a), 5.01(b), Section 5.01(e) and Section 5.01(f), or Article VI; or

(d)          Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in this Agreement or any other Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)          Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.01, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of such Loan Party becoming aware of such default or (ii) receipt by the Borrower of notice from the Administrative Agent of such default; or

(f)          Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any of its Restricted Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Borrower or any of its Restricted Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, conservator, custodian or other officer having similar powers over the Borrower or any of its Restricted Subsidiaries, or over all or a substantial part of its Property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, conservator or other custodian of the Borrower or any of its Restricted Subsidiaries for all or a substantial part of its Property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the Property of the Borrower or any of its Restricted Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g)          Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The Borrower or any of its Restricted Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, conservator or other custodian for all or a substantial part of its Property; or the Borrower or any of its Restricted Subsidiaries shall make a general assignment for the benefit of creditors; or (ii) the Borrower or any of its Restricted Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Borrower or any of its Restricted Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f); or

(h)          Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $25,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has been notified and has not denied coverage) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event any enforcement proceedings are legally taken by the judgment creditor upon such judgment warrant); or

(i)           Dissolution. Other than as permitted under the Loan Documents, any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days;

(j)           Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (B) the ERISA Event described in clause (ii) of the definition thereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code; or

(k)           Change of Control. A Change of Control occurs; or

(l)           Guaranties, Security Documents and other Loan Documents. At any time after the execution and delivery thereof, (i)the Guaranty for any reason, other than the satisfaction of the Release Conditions, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii)this Agreement or any Security Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction of the Release Conditions in accordance with the terms hereof) or shall be declared null and void, or the Collateral Trustee shall not have or shall cease to have a valid and perfected Lien in any material Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document, in each case for any reason other than the failure of the Collateral Trustee or any Beneficiary to take any action within its control, or (iii)any Loan Party shall contest the validity or enforceability of any

Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Security Documents.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.01(f) or 8.01(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Required Lenders, upon notice to the Borrower by the Administrative Agent, (A) Administrative Agent may take such action as permitted by the Security Documents to cause the Collateral Trustee to enforce any and all Liens and security interests created pursuant to the Security Documents (B) the Revolving Commitments, if any, of each Lender having such Revolving Commitments, the obligation of the Issuing Bank and the Underlying Issuer to issue any Letter of Credit shall immediately terminate; (C) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (I) the unpaid principal amount of and accrued interest on the Revolving Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, that the foregoing shall not affect in any way the obligations of Lenders under Section 2.04(b); (D) the Administrative Agent may take such action as permitted by the Security Documents to cause the Collateral Trustee to enforce any and all Liens and security interests created pursuant to Security Documents; and (E) the Administrative Agent and the Collateral Trustee may exercise on behalf of themselves, the Lenders, the Issuing Bank, the Underlying Issuer and the other Beneficiaries all rights and remedies available to the Administrative Agent, the Collateral Trustee, the Lenders, the Issuing Bank, and the Underlying Issuer under the Loan Documents or under applicable law or in equity.

ARTICLE IX.
AGENTS

Section 9.01          Appointment of Agents. Barclays Capital and JPMorgan are hereby appointed Co-Syndication Agents hereunder, and each Lender hereby authorizes Barclays Capital and JPMorgan to act as the Co-Syndication Agents in accordance with the terms hereof and the other Loan Documents. Wells Fargo is hereby appointed the Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Wells Fargo to act as the Administrative Agent in accordance with the terms hereof and the other Loan Documents. Citi is hereby appointed the Documentation Agent hereunder, and each Lender hereby authorizes Citi to act as the Documentation Agent in accordance with the terms hereof and the other Loan Documents. Wilmington Trust FSB is hereby appointed Collateral Trustee hereunder, and each Lender hereby authorizes Collateral Trustee to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article IX (other than as expressly provided herein including Section 9.08) are solely for the benefit of the Agents and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions of this Article IX (other than as expressly provided herein including Section 9.08). In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Arrangers, the Co-Syndication Agents and the Documentation Agent are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Arrangers, the Co-Syndication Agents and the Documentation Agent shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents and all of the other benefits of this Article IX. Without limitation of the foregoing, none of the Arrangers, the Co-Syndication Agents or the Documentation Agent in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

Section 9.02          Powers and Duties. Each Lender irrevocably authorizes the Administrative Agent and the Collateral Trustee to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent and the Collateral Trustee by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Lender authorizes the Administrative Agent to enter into the Collateral Trust Agreement. In the event that any obligations (other than the Secured Obligations) are permitted to be incurred hereunder and secured by Liens permitted to be incurred hereunder on all or a portion of the Collateral, each Lender authorizes the Administrative Agent to enter into amendments to the Collateral Trust Agreement and intercreditor agreements, subordination agreements and amendments to the Security Documents to reflect such arrangements on terms acceptable to the Administrative Agent. The Administrative Agent and the Collateral Trustee shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. The Administrative Agent or the Collateral Trustee may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship or other implied duties in respect of any Lender. Nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be construed as to impose upon the Administrative Agent or the Collateral Trustee any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under the agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.03          General Immunity.

(a)          No Responsibility for Certain Matters. Neither the Administrative Agent nor the Collateral Trustee shall be responsible to any Lender for the execution, effectiveness,

genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document, or for the creation, perfection or priority of any Lien, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent or the Collateral Trustee to the Lenders or by or on behalf of any Loan Party or to the Administrative Agent, the Collateral Trustee or Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent or the Collateral Trustee be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Revolving Loans or as to the existence or possible existence of any Event of Default or Default or as to the value or sufficiency of any Collateral or as to the satisfaction of any condition set forth in Article III or elsewhere herein (other than confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Trustee, as the case may be) or to inspect the properties, books or records of the Borrower or any of its Subsidiaries or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Revolving Loans or the Letter of Credit Usage or the component amounts thereof.

(b)          Exculpatory Provisions. None of the Administrative Agent, the Collateral Trustee or any of their respective officers, partners, directors, employees or agents shall be liable to the Lenders (i) for any action taken or omitted by the Administrative Agent or the Collateral Trustee (A) under or in connection with any of the Loan Documents or (B) with the consent or at the request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) except to the extent caused by the Administrative Agent’s or the Collateral Trustee’s bad faith, gross negligence or willful misconduct, as the case may be, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) for any failure of any Loan Party to perform its obligations under this Agreement or any other Loan Document. Neither the Administrative Agent nor the Collateral Trustee shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent, the Collateral Trustee or any of their respective Affiliates in any capacity. Each of the Administrative Agent and the Collateral Trustee shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), the Administrative Agent or the Collateral Trustee, as the case may be, shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions and shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Trustee, as the case may be, to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing,

(i) each of the Administrative Agent and the Collateral Trustee, as the case may be, shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent and the Collateral Trustee as a result of the Administrative Agent or the Collateral Trustee, as the case may be, acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.05).

(c)          Delegation of Duties. Each of the Administrative Agent and the Collateral Trustee may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by it. The Administrative Agent, the Collateral Trustee and any such sub- agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.03 and of Section 9.06 shall apply to any of the Affiliates of the Administrative Agent or the Collateral Trustee and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent or Collateral Trustee, as applicable. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.03 and of Section 9.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub -agent appointed by the Administrative Agent or Collateral Trustee, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent or Collateral Trustee, as applicable, and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

(d)          Notice of Default or Event of Default. Neither the Administrative Agent nor the Collateral Trustee shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent or Collateral Trustee, respectively, by a Loan Party or a Lender. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders, provided that failure to give such notice shall not result in any liability on the part of the Administrative Agent.

Section 9.04          Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Revolving Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder in its capacity as a Lender as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders. The Lenders acknowledge that pursuant to such activities, the Agents or their Affiliates may receive information regarding any Loan Party or any Affiliate of any Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Agents and their Affiliates shall be under no obligation to provide such information to them.

Section 9.05          Lenders’ Representations, Warranties and Acknowledgment.

(a)           Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. Neither the Administrative Agent nor the Collateral Trustee shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter, and neither the Administrative Agent nor the Collateral Trustee shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)          Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, the Collateral Trustee, Required Lenders or Lenders, as applicable on the Closing Date.

Section 9.06          Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify the Administrative Agent and the Collateral Trustee, to the extent that the Administrative Agent or the Collateral Trustee, as applicable, shall not have been reimbursed by any Loan Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Trustee, as applicable, in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as the Administrative Agent or the Collateral Trustee, as applicable, in any way relating to or arising out of this Agreement or the other Loan Documents; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or Collateral Trustee’s own gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent or the Collateral Trustee, as applicable, for any purpose shall, in the opinion of the Administrative Agent or the Collateral Trustee, as applicable, be insufficient or become impaired, the Administrative Agent or the Collateral Trustee, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any Lender to indemnify the Administrative Agent or the Collateral Trustee, as applicable, against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 9.07          Successor Administrative Agent and Issuing Bank.

(a)          The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrower, and, if the Administrative Agent is deemed insolvent or becomes the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding, or if the Administrative Agent or any substantial part of its Property becomes the subject of an appointment of a receiver, intervenor or conservator, or a trustee or similar officer becomes the subject of a bankruptcy under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, the Administrative Agent may be removed at any time thereafter by an instrument or concurrent instruments in writing delivered to the Borrower and the Administrative Agent and signed by Required Lenders. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Trustee hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor the Administrative Agent by the Borrower and the Required Lenders or (ii) the thirtieth day after such notice of resignation. Upon any such notice of resignation or any such removal, if a successor the Administrative Agent has not already been appointed by the retiring Administrative Agent, Required Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower, to appoint a successor to the Administrative Agent, such successor to be a Lender or to be otherwise reasonably acceptable to the Borrower. If neither Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, then the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed the Administrative Agent and the retiring or removed the Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative

Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Security Documents, whereupon such retiring or removed the Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed the Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Section 9.07 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.

(b)          Any resignation or removal of the Administrative Agent or its successor as the Administrative Agent pursuant to this Section shall also constitute the resignation or removal of the Issuing Bank that is, or is an Affiliate of such resigned or removed Administrative Agent or as the Issuing Bank and such Issuing Bank shall automatically be relieved of any further obligation to issue Letters of Credit and to cause the Underlying Issuer to issue Letters of Credit, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Issuing Bank for all purposes hereunder.

Section 9.08          Security Documents and Guaranty.

(a)          Agents under Security Documents and Guaranty. Each Beneficiary hereby further authorizes the Administrative Agent or the Collateral Trustee, as applicable, on behalf of and for the benefit of the Beneficiaries, to be the agent for and representative of the Beneficiaries with respect to the Collateral Trust Agreement, the Guaranty, the Collateral and the Security Documents; provided, that neither the Administrative Agent nor the Collateral Trustee shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Hedge Agreement. Subject to Section 10.05, without further written consent or authorization from any Beneficiary, the Administrative Agent or the Collateral Trustee, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented.

(b)          Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Trustee and each Beneficiary hereby agree that (i)no Beneficiary shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Beneficiaries in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Trustee, acting pursuant to the Collateral Trust Agreement and (ii)in the event of a foreclosure by the Collateral Trustee on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Trustee or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Trustee, as agent for and representative of the Beneficiaries (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Trustee at such sale or other disposition.

(c)          Rights under Secured Hedge Agreements. No Secured Hedge Agreement shall create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Section 10.05(c)(iii) of this Agreement and in the Collateral Trust Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed the Collateral Trustee as its agent and agreed to be bound by the Loan Documents as a Beneficiary, subject to the limitations set forth in this clause (c).

(d)          Release of Collateral and Guaranties, Termination of Loan Documents. Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than contingent indemnification and reimbursement Obligations not yet due and payable) have been paid in full, all Revolving Commitments have terminated or expired or been cancelled, any outstanding Secured Obligations under any Secured Hedge Agreements have expired, terminated or been cash collateralized (to the satisfaction of the Administration Agent or, in the case of Secured Hedge Agreements with Secured Swap Counterparties, to the satisfaction of the Lender or Affiliate of a Lender which provided or arranged such Secured Hedge Agreement) and no Letter of Credit shall be outstanding (or if any Letter of Credit remains outstanding, each such Letter of Credit shall have been fully cash collateralized in an amount equal to 105% of the full amount of such outstanding Letter of Credit or backstopped by standby letters of credit reasonably satisfactory to the Issuing Bank), (or when the conditions set forth in Section 4.1(a)(1) of the Collateral Trust Agreement have been satisfied (except that no such release may occur for so long as any obligations are outstanding under the Closing Date Hedge unless such Closing Date Hedge has expired, been terminated or been cash collateralized (to the satisfaction of the applicable Secured Swap Counterparties) (the “ Release Conditions”)) upon request of the Borrower, the Administrative Agent and the Collateral Trustee shall (without notice to, or vote or consent of, any Lender or any Lender Counterparty) take such actions as shall be required to release all security interests securing the Secured Obligations, and to release all guarantee obligations provided for in any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Secured Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.

Section 9.09          Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 9.10          Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or other applicable law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Revolving Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise to do, or came to be done, the following: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the other Beneficiaries (including fees, disbursements and other expenses of counsel allowed in such judicial proceeding and (b) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and other Beneficiary to make such payments to the Administrative Agent. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or other Beneficiary any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or other Beneficiary to authorize the Administrative Agent to vote in respect of the claim of such Person or in any such proceeding.

ARTICLE X.
MISCELLANEOUS

Section 10.01        Notices

(a)          Notices Generally. Any notice or other communication herein required or permitted to be given to a Loan Party, the Co-Syndication Agents, the Administrative Agent, the Issuing Bank, the Underlying Issuer, or the Documentation Agent, shall be sent to such Person’s address as set forth on Schedule 1.01(b) or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Schedule 1.01(b) or otherwise indicated to the Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, that no notice to the Administrative Agent or the Collateral Trustee shall be effective until received by the Administrative Agent or the Collateral Trustee, as the case may be; provided, further, that any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.03(c) hereto as designated by the Administrative Agent from time to time.

(b)           Electronic Communications.

(i)           Notices and other communications to Lenders, the Issuing Bank, and the Underlying Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender, the Issuing Bank, or the Underlying Issuer pursuant to Article II if such Lender, the Issuing Bank, or the Underlying Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)          Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the bad faith, willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)          The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Administrative Agent nor any of its officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. Each party hereto agrees that the Administrative Agent has no any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform. In no event shall the Administrative Agent nor any of the Agent Affiliates have any liability to any Loan Party, any Lender or any other Person for damages of any kind, whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any such Person if found in a final ruling by a court of competent jurisdiction to have resulted from such Person’s bad faith, gross negligence or willful misconduct.

(iv)          Each Loan Party, each Lender, the Issuing Bank, the Administrative Agent and the Collateral Trustee agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v)          All uses of the Platform shall be governed by and subject to, in addition to this Section 10.01, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.

(vi)          Any notice of Default or Event of Default may be provided by telephonic notice if confirmed promptly thereafter by delivery of written notice thereof.

(c)          Change of Address. Any party hereto may changes its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto.

Section 10.02        Expenses

. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay promptly (a)all the actual and reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and the Collateral Trustee in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto; (b)all the costs of furnishing all opinions by counsel for the Borrower and the other Loan Parties; (c)the reasonable fees, expenses and disbursements of one-single counsel for the Administrative Agent in respect of each relevant jurisdiction and conflict counsel if necessary in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (d)all the actual costs and reasonable out-of-pocket expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Trustee, for the benefit of Secured Parties, including filing and recording fees, expenses and Taxes, stamp or documentary Taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that may be required to be delivered under the Loan Documents; (e)all the actual costs and reasonable out-of-pocket fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f)all the actual costs and reasonable out-of-pocket expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Administrative Agent or its counsel or by the Collateral Trustee and its counsel) in connection with the custody or preservation of any of the Collateral; (g)all other actual and reasonable out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto; and (h)all costs and out-of-pocket expenses, including reasonable attorneys’ fees and costs of settlements, incurred by any Agent or Lender or the Collateral Trustee in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings. All amounts due under this Section 10.02 shall be due and payable within five days after demand therefor.

Section 10.03        Indemnity

(a)          In addition to the payment of expenses pursuant to Section 10.02, whether or not the transactions contemplated hereby are consummated, each Loan Party agrees to indemnify, pay and hold harmless, each Agent, Arranger, Issuing Bank, the Underlying Issuer, and Lender and the officers, members, directors, shareholders, advisors, employees, representatives, attorneys, agents and Affiliates of each Agent, Arranger, Issuing Bank, the Underlying Issuer, Lender and the Collateral Trustee as well as the respective heirs, successors and assigns of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, that no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from bad faith, the gross negligence or willful misconduct of that Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Without limiting the foregoing, and to the extent permitted by applicable law, each Loan Party agrees not to assert and hereby waives all rights for contribution or any other rights of recovery with respect to all Indemnified Liabilities relating to or arising out of any Environmental Claim or any use, generation, manufacturing, handling, storage, or Release of Hazardous Materials Activity; provided that such agreement and waiver does not apply to the extent otherwise indemnifiable losses arise by reason of the Indemnitee’s bad faith, gross negligence or willful misconduct or to the extent such otherwise indemnifiable losses arise solely out of any actions, facts, or circumstances first occurring after an Indemnitee takes control of the business, operations or Real Estate Assets pursuant to the terms of any Loan Document. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)          To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against each Agent, Arranger, Issuing Bank,

Underlying Issuer, Lender and the Collateral Trustee and their respective Affiliates, officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents and sub-agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of or in any way related to this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the transmission of information through the Internet, any Revolving Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)          All amounts due under this Section 10.03 shall be due and payable within ten days after demand therefor.

Section 10.04         Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default which is continuing, each Lender (which term shall for the purposes of this Section 10.04 include the Issuing Bank and the Underlying Issuer) is hereby authorized by each Loan Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to the fullest extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (time or demand, provisional or final, general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party against and on account of the Obligations of any Loan Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Loan Document, irrespective of whether or not (a)such Lender shall have made any demand hereunder or (b)the principal of or the interest on the Revolving Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured.

Section 10.05        Amendments and Waivers.

(a)          Required Lenders’ Consent. Subject to the additional requirements of Sections 10.05(b) and 10.05(c) and the Collateral Trust Agreement, no amendment, supplement, modification, termination or waiver of any provision of the Loan Documents (other than the Fee Letter), or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders (delivery of an executed counterpart of a signature page to the applicable amendment, supplement, modification, termination or waiver by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof).

(b)          Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be directly and adversely affected thereby, no amendment, supplement, modification, termination, or consent shall be effective if the effect thereof would:

(i)           extend the scheduled final maturity of any Revolving Loan or Note;

(ii)          extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iii)          reduce the rate of interest on any Revolving Loan (other than any waiver of any increase in the interest rate applicable to any Revolving Loan pursuant to Section 2.10) or any fee or any premium payable hereunder; provided, that only the consent of the Required Lenders shall be necessary to amend the Default Rate in Section 2.10 or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)          waive or extend the time for payment of any such interest, fees or premiums it being understood that only the consent of the Required Lenders shall be necessary to rescind an acceleration of the Obligations after the acceleration thereof pursuant to clause (2)(B) of the final paragraph of Section 8.01;

(v)          reduce or forgive the principal amount of any Revolving Loan or any reimbursement obligation in respect of any Letter of Credit;

(vi)         amend, modify, terminate or waive any provision of Section 2.13(b)(ii), Section 2.16(c), Section 2.17, this Section 10.05(b), Section 10.05(c), Section 7.1 of the Collateral Trust Agreement or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii)        amend the definition of “Required Lenders” or amend Section 10.05(a) in a manner that has the same effect as an amendment to such definition or the definition of “Pro Rata Share”; provided that with the consent of Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(viii)       release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents; or

(ix)          consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document except as expressly provided in any Loan Document;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly and adversely affected thereby with respect to any amendment described in clauses (vi), (vii), (viii) and (ix).

(c)          Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i)            increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall be deemed to constitute an increase in any Revolving Commitment of any Lender;

(ii)          amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.04(b) without the written consent of the Administrative Agent and of the Issuing Bank;

(iii)         amend, modify or waive this Agreement or the Pledge and Security Agreement or any other Loan Document so as to alter the ratable treatment of Secured Obligations arising under the Loan Documents and Secured Obligations arising under Secured Hedge Agreements or the definition of “Lender Counterparty,” “Secured Hedge Agreement,” “Secured Swap Counterparty ,” “Obligations,” or “Secured Obligations” resulting in the Secured Obligations under Secured Hedge Agreements being junior in right of payment to principal on the Revolving Loans or resulting in the Secured Obligations owing to any Lender Counterparty under any Secured Hedge Agreement becoming unsecured, in each case in a manner adverse to any Lender Counterparty with Secured Obligations then outstanding without the written consent of any such Lender Counterparty or in the case of Secured Hedge Agreements with any Secured Swap Counterparty, the consent of the Lender or Affiliate of a Lender which provided or arranged such Secured Hedge Agreement; or

(iv)          amend, modify, terminate or waive any provision of Article IX as the same applies to the Administrative Agent or the Collateral Trustee, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent or the Collateral Trustee, in each case without the consent of the Administrative Agent or the Collateral Trustee, as the case may be;

(v)          amend, modify, eliminate or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank or the Underlying Issuer or any other rights or duties of Issuing Bank or the Underlying Issuer under this Agreement or the other Loan Documents without the written consent of Issuing Bank;

(vi)         amend, modify, eliminate or waive the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of the Administrative Agent and the Borrower (and shall not require the written consent of any of the Lenders).

(d)          Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, supplements, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

Section 10.06        Successors and Assigns; Participations.

(a)          Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders (and any purported assignment or delegation without such consent shall be null and void).

(b)          Register. The Borrower, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Revolving Commitments and Revolving Loans listed therein for all purposes hereof, and no assignment or transfer of any such Revolving Commitment or Revolving Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding Tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.06(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Commitments or Revolving Loans.

(c)          Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Revolving Commitment or Revolving Loans owing to it or other Obligations (provided, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Revolving Loan and any related Revolving Commitments):

(i)            to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; and

(ii)           to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to the Borrower and the Administrative Agent and, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person, consented to by each of the Borrower and the

Administrative Agent (such consents not to be (x) unreasonably withheld or delayed or (y) in the case of the Borrower, required at any time an Event of Default has occurred and is continuing); provided, that further each such assignment pursuant to this Section 10.06(c)(ii) shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender).

(d)          Mechanics. Assignments and assumptions of Revolving Loans and Revolving Commitments by Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e)          Representations and Warranties of Assignee . Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Revolving Commitments and Revolving Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Revolving Commitments or Revolving Loans, as the case may be; and (iii) it shall make or invest in, as the case may be, its Revolving Commitments or Revolving Loans for its own account in the ordinary course and without a view to distribution of such Revolving Commitments or Revolving Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Revolving Commitments or Revolving Loans or any interests therein shall at all times remain within its exclusive control).

(f)          Effect of Assignment. Subject to the terms and conditions of this Section 10.06, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Revolving Loans and Revolving Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof, including under Section 10.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, that anything contained in any of the Loan Documents to the contrary notwithstanding, (y) the Issuing Bank and the Underlying Issuer shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Revolving Commitments shall be modified to reflect any Revolving Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Revolving Loans of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply the requirements of this Section 10.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(g). Any assignment by a Lender pursuant to this Section 10.06 shall not in any way constitute or be deemed to constitute a novation, discharge, rescission, extinguishment or substitution of the Indebtedness hereunder, and any Indebtedness so assigned shall continue to be the same obligation and not a new obligation.

(g)           Participations.

(i)            Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Revolving Commitments, Revolving Loans or in any other Obligation.

(ii)           The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Revolving Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except (a) any change to the definition of “Leverage Ratio” or “Interest Coverage Ratio” or in the component definitions thereof shall not be deemed to constitute a reduction in the rate of interest or (b) in connection with a waiver of applicability of any post -default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolving Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Revolving Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement, or (C) release all or substantially all of the Guarantors or the Collateral under the Security Documents (except as expressly provided in the Loan Documents) supporting the Revolving Loans hereunder in which such participant is participating.

(iii)          The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, that (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent and (y) a participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.20 as though it were a Lender; provided, further, that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(iv)          Each Lender that sells a participation shall maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Revolving Commitments, Revolving Loans and other Obligations held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Revolving Commitments, Revolving Loans and other Obligations as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Administrative Agent or the Collateral Trustee at any reasonable time and from time to time upon reasonable prior notice.

(h)          Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.06 any Lender may assign and/or pledge (without the consent of the Borrower or the Administrative Agent) all or any portion of its Revolving Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

Section 10.07         Independence of Covenants, Etc.. All covenants, conditions and other terms hereunder and under the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, conditions or other terms, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant, condition or other term shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.08        Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.18(c), 2.19, 2.20, 10.02, 10.03 and 10.04 and the agreements of Lenders set forth in Sections 2.17, 9.03(b), 9.06 and 9.09 shall survive the payment of the Revolving Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 10.09        No Waiver; Remedies Cumulative. No failure or delay or course of dealing on the part of the Administrative Agent, the Collateral Trustee or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Secured Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy. Without limiting the generality of the foregoing, the making of any Credit Extension shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Trustee, Issuing Bank, the Underlying Issuer, or Lender may have had notice or knowledge of such Default or Event of Default at the time of the making of any such Credit Extension.

Section 10.10        Marshalling; Payments Set Aside. None of the Administrative Agent, the Collateral Trustee, any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, the Collateral Trustee or the Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent, the Collateral Trustee or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11        Severability. In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby (it being understood that the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not in and of itself affect the validity, legality or enforceability of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.

Section 10.12          Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13          Table of Contents and Headings . The Table of Contents hereof and Article and Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose, modify or amend the terms or conditions hereof, be used in connection with the interpretation of any term or condition hereof or be given any substantive effect.

Section 10.14          APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 10.15          CONSENT TO JURISDICTION.  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, HEREBY EXPRESSLY AND IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY THE ADMINISTRATIVE AGENT OR THE COLLATERAL TRUSTEE IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES (I) JURISDICTION AND VENUE OF COURTS IN ANY OTHER JURISDICTION IN WHICH IT MAY BE ENTITLED TO BRING SUIT BY REASON OF ITS PRESENT OR FUTURE DOMICILE OR OTHERWISE AND (II) ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL

PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

Section 10.16          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE REVOLVING LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17          Confidentiality. Each of the Administrative Agent, the Collateral Trustee and each Lender (which term shall for the purposes of this Section 10.17 include the Issuing Bank) shall hold all non-public information regarding the Borrower and its Subsidiaries and their businesses identified as such by the Borrower and obtained by the Administrative Agent, the Collateral Trustee or such Lender pursuant to the requirements hereof in accordance with the Administrative Agent’s, the Collateral Trustee’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent may disclose such information to the Lenders and the Collateral Trustee and each Lender may make (i) disclosures of such information to Affiliates or Related Funds of such Lender, the Administrative Agent or the Collateral Trustee and to their respective officers, directors, employees, representatives, agents and advisors (and to other Persons authorized by a Lender, the Administrative Agent or the Collateral Trustee to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by (A) any pledgee referred to in Section 10.06(h), (B) any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Revolving Loans or any participations therein, (C) any bona fide or potential direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations or (D) any direct or indirect investor or prospective investor in a Related Fund; provided, that such pledgees, assignees, transferees, participants, counterparties, advisors and investors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17, (iii) disclosure to any rating agency when required by it; provided, that, prior to any disclosure, such rating agency be instructed to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from the Administrative Agent, the Collateral Trustee or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, the Administrative Agent, the Collateral Trustee and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent, the Collateral Trustee and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this

Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

Section 10.18          Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Revolving Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Revolving Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Revolving Loans made hereunder or be refunded to the Borrower.

Section 10.19          Counterparts. This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof

Section 10.20          Effectiveness; Entire Agreement; No Third Party Beneficiaries. This Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written notification of such execution and authorization of delivery thereof.

This Agreement, the other Loan Documents and any fee letter entered into in connection with the Commitment Letter represent the entire agreement of the Borrower and its Subsidiaries, the Agents, the Issuing Bank, the Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent, Issuing Bank, Arranger or Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, express or implied, shall be construed to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, Affiliates of each of the Arrangers, Agents, the Collateral Trustee and Lenders, holders of participations in all or any part of a Lender’s Revolving Commitments, Revolving Loans or in any other Obligations, and the Indemnitees) any rights, remedies, obligations, claims or liabilities under or by reason of this Agreement or the other Loan Documents. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the Collateral Trustee, the Issuing Bank or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.

Section 10.21          PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that shall allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act.

Section 10.22          Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.23          No Fiduciary Duty. Each Agent, each Lender, the Arrangers, the Issuing Bank, the Collateral Trustee and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GXS WORLDWIDE, INC.

By:	/s/ John Duvall

GXS, INC.

By:	/s/ John Duvall

GXS INTERNATIONAL, INC.

By:	/s/ John Duvall

GXS INVESTMENTS, INC.

By:	/s/ John Duvall

HAHT COMMERCE INC.

By:	/s/ John Duvall

WELLS FARGO FOOTHILL, INC. as Administrative Agent and a Lender

By:	/s/ John O’ Leary Nocita
Name: John O’ Leary Nocita
Title: Senior Vice President

BARCLAYS CAPITAL, as Arranger and Co-Syndication Agent

By:	/s/ Kevin Cullen
Name: Kevin Cullen
Title: Director

BARCLAYS BANK PLC, as a Lender

By:	/s/ Kevin Cullen
Name: Kevin Cullen
Title: Director

J.P. MORGAN SECURITIES INC., as Arranger and Co-Syndication Agent

By:	/s/ Yang Chen
Name: Yang Chen
Title: Vice President

JP CHASE BANK, N.A., as a Lender

By:	/s/ Ann B. Kerns
Name: Ann B. Kerns
Title: Vice President

CITIGROUP GLOBAL MARKETS INC., as Arranger and Documentation Agent

By:	/s/ James Walsh
Name: James Walsh
Title: Managing Director

CITIGROUP, N.A. as a Lender

By:	/s/ James Walsh
Name: James Walsh
Title: Managing Director

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ John M. Steidle
Name: John M. Steidle
Duly Authorized Signatory